Certain information identified with brackets ([****]) has been excluded from this exhibit because such information is both (i) not material and (ii) competitively harmful if publicly disclosed

Program Agreement
by and between
MetaBank, National Association,
and
Oportun, Inc.
Dated as of August 11, 2020

2

Exhibits and Schedules

Exhibit A Exhibit B	Program Supplement Compliance Guidelines
Exhibit C	Service Levels
Exhibit D	Loan Allocation Schedule
Exhibit E	Company Audit Scope
Exhibit F	ACH Procedures Exhibit F-1 Current ACH Standard Rates
Exhibit G	Compensation Exhibit G-1 Form of Compensation Statement for Purchased Loans
Exhibit H	Insurance Requirements
Exhibit I	Accounting Reports
Exhibit J Exhibit K Exhibit L Exhibit M Exhibit N Exhibit O
Data Submissions and Reports
List of Program Critical Subcontractors and Subcontractors
Retained Loan Representations and Warranties

Corrective Action Plan Details
Vendor Management Policy
Program Cash Flow

These schedules, exhibits and other attachments have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The registrant undertakes to provide such information to the Commission upon request.

3

PROGRAM AGREEMENT
THIS PROGRAM AGREEMENT (as amended, restated, supplemented or otherwise modified from time to time, and including all schedules, attachments, exhibits and Program Supplements, this “Agreement”) is made and entered into as of this August 11, 2020 (the “Effective Date”), by and among METABANK, NATIONAL ASSOCIATION, a national bank (“Bank”), and Oportun, Inc., a Delaware corporation (“Company”). Company and Bank are sometimes referred to herein as a “Party” or together as the “Parties.”
WHEREAS, Bank is engaged in the business of making consumer loans throughout the United States;
WHEREAS, Company is in the business of soliciting, marketing, underwriting and servicing consumer loans;
WHEREAS, Bank desires to receive, and Company desires to provide, certain services, including soliciting, marketing, underwriting, data analysis and fraud prevention, with respect to consumer loans made by Bank; and
NOW, THEREFORE, in consideration of the foregoing and the terms, conditions and mutual covenants and agreements contained herein, for good and valuable consideration, the receipt and sufficiency of which are hereby conclusively acknowledged, the Parties agree as follows:
ARTICLE I

DEFINITIONS AND CONSTRUCTION
Section 1.1.    Definitions. In addition to definitions provided for other terms elsewhere in this Agreement and except as otherwise specifically indicated, the following terms shall have the indicated meanings set forth in this Section 1.1.
“Accounting Reports” is defined in Section 10.5(e).
“ACH” means automated clearing house.
“ACH Instructions” is defined in Exhibit A.
“Active Retained Loan Average Balance” is defined in Exhibit G.
“Advertising Materials” means, with respect to any Program, all materials used by Company and approved by Bank in the performance of its marketing and solicitation services contemplated under this Agreement, including, without limitation, advertisements, direct mail pieces, digital ads, brochures, website materials and any other similar materials.

“Affiliate” means, with respect to any specified Person, any Person who directly or indirectly controls, is controlled by or is under common control with the specified Person. For the purpose of this definition, the term “control” (including with correlative meanings, the terms controlling, controlled by and under common control with) means the power to direct the management or policies of such Person, directly or indirectly, through the ownership of fifty percent (50%) or more of a class of securities having ordinary voting power for the election of directors of such Person.
“Agreement” is defined in the Preamble.
“Anti-Money Laundering Laws” is defined in Section 9.1(j).
“Applicable Laws” means all federal, state and local laws, statutes, ordinances, regulations and orders, together with all written rules and guidelines established by self-regulatory organizations, such as Nacha, or government sponsored entities, applicable to a Party or relating to or affecting any aspect of any Program (including, without limitation, the Loans), and all written requirements of any Regulatory Authority having jurisdiction over a Party or any activity provided for in this Agreement or any Program Document, as any such laws, statutes, regulations, orders and written requirements may be amended and in effect from time to time during the term of this Agreement. Without limitation of the foregoing, “Applicable Law” shall include any order, decision, injunction or similar pronouncement of any court, tribunal, or arbitration panel as well as any written regulations, policy statements, published interpretations, directives, consent orders or any similar written pronouncement of a Regulatory Authority applicable to the acts of Bank, Company, or a Subcontractor as they relate to any Program or a Party’s performance of its obligations under the Program Documents.
“Bank” is defined in the Preamble.
“Bank Origination Fee” is defined in Section 1.1 of Exhibit G.
“Bank Privacy Notice” means the privacy notice prepared by Bank to be provided to Borrowers in connection with Loans.
“Bank Required Interest” is defined in Section 2.3(a)(i) of Exhibit G.
“Borrower” means, with respect to any Loan, each Person who is a borrower under such Loan (including each co-borrower if applicable) and each other obligor (including any co-signor or guarantor) of the payment obligation for such Loan.
“Business Day” means any day upon which national banks located in South Dakota are open for business, but excluding Saturdays and Sundays.
“Cash Annual Percentage Rate” is defined in Section 3.6(b).

“Change of Control Event” means, with respect to the other Party, any transaction or series of transactions (as a result of a tender offer, merger, consolidation, reorganization, recapitalization, stock acquisition or otherwise) that results in (A) any Person or “group” (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder acquiring, directly or indirectly, a majority of the combined voting power of the outstanding securities of such other Party (or its Controlling Parent (as defined below), if there is one) entitled to vote generally in the election of directors (or any equivalent governing body); provided, however, that any merger or consolidation of such other Party with and into any of such other Party's direct or indirect subsidiaries or parent companies or direct or indirect subsidiaries of such parent company, shall not constitute a “Change of Control” hereunder so long as the Controlling Parent prior to such merger or consolidation shall, after giving effect to such merger or consolidation, own and control, directly or indirectly and beneficially and of record, not less than a majority of the combined voting power of the outstanding securities of the surviving entity from such merger or consolidation entitled to vote generally in the election of directors (or any equivalent governing body), (B) the sale, lease, license, exchange, conveyance, transfer or other disposition of all or substantially all of the assets of such other Party (or its Controlling Parent, if there is one), or (C) the Controlling Parent (if there is one) ceasing to own, directly or indirectly and beneficially and of record, a majority of the combined voting power of the outstanding securities of such other Party entitled to vote generally in the election of directors (or any equivalent governing body). “Controlling Parent” means, with respect to such other Party, the ultimate Person (if any) that owns and controls as of the date hereof, directly or indirectly and beneficially and of record, a majority of the combined voting power of the outstanding securities of such other Party entitled to vote generally in the election of directors (or any equivalent governing body).
“Charged-Off Loan” means any Loan that has been charged off in accordance with the Charge Off Policy (as defined in the Loan Servicing Agreement), including due to the death or bankruptcy of the Borrower, a settlement with the Borrower, or identity fraud; provided, however, that, notwithstanding the foregoing, any Loan with respect to which any scheduled payment remains unpaid for more than 120 days from the related due date or for which the Borrower becomes deceased or bankrupt shall be a Charged-Off Loan as of the month-end calculation in which such event occurs.
“CMS” is defined in Section 3.1(i).
“Collection Account” is defined in Section 2.3(b) of Exhibit G.
“Collections” is defined in Section 2.3(b) of Exhibit G.
“Commencement Date” is defined in Section 1.4 of Exhibit G.
“Company” is defined in the Preamble.

“Company Platform” means, with respect to any Program, the technology, including all computer software, proprietary system information, know-how and other technology and information, together with all related documentation, developed and owned by, or licensed by third parties to, Company relating to the Loans originated by Bank pursuant to this Agreement, including the website or websites (including any sub-domain thereof) operated by Company, and any and all future versions thereof, and any and all enhancements, upgrades, modifications and improvements thereto and derivative works thereof owned by Company or licensed by third parties to Company, and all Intellectual Property Rights therein owned by Company or licensed by third parties to Company.
“Company’s Profit Share” is defined in Section 2.4(c) of Exhibit G.
“Compliance Guidelines” means, with respect to a Program, the Compliance Guidelines entered into by Bank and Company with respect to such Program, in form and substance substantially identical to the form of Compliance Guidelines attached hereto as Exhibit B, as amended from time to time in accordance with Section 2.2.
“Confidential Information” is defined in Section 10.4(a).
“Credit Model” means the models, algorithms, formulae and others aspects of the automated credit scoring system used to approve or deny an application for credit under a Program and adopted by Bank, as further described in documentation for the Loan risk model provided by Company to Bank from time to time. For avoidance of doubt, the Underwriting Guidelines shall not be considered part of the Credit Model.
“CST” means Central Standard Time.
“Customer Information” is defined in Section 10.5(a).
“Disclosing Party” is defined in Section 10.4(b).
“Dispute” is defined in Section 10.20(a).
“Effective Date” is defined in the Preamble.
“Excess Interest” is defined in Section 2.3(a)(ii) of Exhibit G.
“FDIC” means the Federal Deposit Insurance Corporation.
“Federal Funds Rate” is defined in Section 2.3(a)(iii) of Exhibit G.
“Fee Start Date” is defined in Section 1.4 of Exhibit G.
“FFIEC” means the Federal Financial Institutions Examination Council.
“Funds Flow” is defined in Section 2.4.

“Funding Facility” is defined in Section 2.3(c)(iii).
“GLBA” means Title V of the Gramm-Leach-Bliley Act, 15 U.S.C. §§ 6801 et seq.
“Government List” means (i) the Annex to Presidential Executive Order 13224 (Sept. 23, 2001), (ii) OFAC’s most current list of “Specifically Designated National and Blocked Persons” (which list may be published from time to time in various mediums including, but not limited to, the OFAC website, https://www.treasury.gov/resource-center/sanctions/SDN-List/Pages/default.aspx or any successor website or webpage) and (iii) any other list of terrorists, terrorist organizations or narcotics traffickers maintained by a Governmental Authority that financial institutions are required by Applicable Laws to screen against prior to originating a loan or that Bank notifies Company in writing is now included in “Government List.”
“Governmental Authority” means any court, board, agency, commission, office or authority of any nature whatsoever or any governmental unit (federal, state, commonwealth, county, district, municipal, city or otherwise), including without limitation, the Office of the Comptroller of the Currency, the Department of Justice, the FDIC, and the Consumer Financial Protection Bureau whether now or hereafter in existence, including without limitation, any Regulatory Authority.
“Holding Period” is defined in Exhibit A.
“Information Security Incident” is defined in Section 10.5(b).
“Initial Term” is defined in Section 7.1.
“Intellectual Property Rights” means all intellectual property rights, worldwide, including without limitation, any invention, whether patentable or otherwise, copyright, Marks, trade secret or patent rights and any United States or foreign registrations or letters patent or applications for any of the foregoing including any renewals, extensions, divisionals, continuations, continuations-in-part or reissues thereof and any reexamination certificates relating thereto. The Parties agree that Intellectual Property Rights belonging to Company shall not include any Marks or other Intellectual Property Rights of Bank. The Parties agree that Intellectual Property Rights belonging to Bank shall not include Marks or Intellectual Property Rights of Company.
“Interim Interest” is defined in Section 1.1 of Exhibit G.
“Loan” means an unsecured consumer installment loan made by Bank to a Borrower under a Program.
“Loan Agreement” means, with respect to a Loan, Bank’s form of document or documents containing the terms and conditions of such Loan, including the loan agreement, Truth In Lending Act disclosures, all attachments and schedules thereto and any related Bank Privacy Notice or other disclosures required by Applicable Laws.

“Loan Allocation Schedule” is defined in Section 2.3(a).
“Loan Applicant” means each prospective Borrower (including each prospective co-Borrower if applicable) that has completed a Loan Application for a Loan.
“Loan Application” means the paper document, electronic application, or verbal application made in person and captured electronically by Company, submitted by a Loan Applicant when requesting a Loan, together with any exhibits, supporting documentation and other ancillary materials.
“Loan Documents” means, collectively, with respect to any Loan, the single, authoritative, original, signed version of the Loan Agreement, the note (if one is used to document the Loan), and any other documents signed by the Borrower in connection with the Loan Agreement.
“Loan File” means the file maintained by Company or its Subcontractors with respect to a Loan which shall contain the Loan Application, credit report(s), underwriting score (if any), a copy of the Loan Documents and the payment and servicing history associated with that Loan.
“Loan Losses” is defined in Section 2.3(b)(ii) of Exhibit G.
“Loan Origination Fee” means, with respect to a Loan, any up-front origination fee charged to the related Borrower or Borrowers for such Loan pursuant to the Loan Documents, the calculation of which is described in the related Program Supplement and Underwriting Guidelines.
“Loan Proceeds” means, for any Loan, the funds disbursed to or on behalf of a Borrower pursuant to a Loan funded by Bank under the related Program.
“Loan Production Office” means an office, working location, or storefront open to the public that is established and operated solely by Company, which may include a work site located within a business establishment not exclusively operated by Company, at which Company performs certain customer support services as an agent of Bank and administrative functions to assist Loan Applicants and Borrowers. For the avoidance of doubt, a Loan Production Office is not a branch of Bank.
“Loan Purchase Agreement” means any loan sale or purchase agreement, including all schedules and exhibits thereto, as the same may be amended, restated, supplemented or otherwise modified from time to time, related to a Program that is entered into among Bank, as seller thereunder, a Purchaser, as purchaser thereunder, and Company, as servicer thereunder, pursuant to which Bank agrees to sell to such Purchaser the related Loans.
“Loan Servicing Agreement” means the loan servicing agreement, including all schedules and exhibits thereto, as the same may be amended, restated, supplemented or otherwise modified from time to time, related to a Program that is entered into between

Bank and Company as servicer thereunder, pursuant to which Company agrees to service Loans held by Bank during the Holding Period and Retained Loans.
“Loan Servicing Services” means all services that Company is obligated to perform under the Loan Servicing Agreement.
“Loan Trailing Risk Retention Fee” is defined in Section 1.3 of Exhibit G.
“Losses” is defined in Section 10.1(c).
“Marks” means trademarks, trade names, service marks, logos, brands, corporate names, trade dress, domain names, designations and other source identifiers or indicia of goods or services, whether registered or unregistered, and all registrations and applications for registration of the foregoing, and all issuances, extensions, and renewals of such registrations and applications, and the goodwill associated with any of the foregoing.
“Maximum Facility Amount” is defined in Section 3.2(c).
“Maximum Retained Loan Amount” is defined in Section 2.3(b)(i).
“Minimum Monthly Fees” is defined in Section 1.4 of Exhibit G.
“Minimum Performance Reserve Balance” is defined in Section 2.4(d) of Exhibit G.
“Minimum Retained Loan Amount” is defined in Section 2.3(a).
“Monthly Distribution Date” is defined in Section 4.2 of Exhibit G.
“Monthly Excess Interest Vintage” is defined in Section 2.3(a)(iv) of Exhibit G.
“Monthly Documentation Fee for Purchased Loans” is defined in Section 1.5 of Exhibit G.
“Monthly Documentation Fee for Retained Loans” is defined in Section 2.2 of Exhibit G.
“Notification Related Costs” is defined in Section 10.5(c).
“OFAC” means the Office of Foreign Assets Control of the U.S. Department of Treasury.
“Other Buyer” is defined in Section 2.3(b)(ii).
“Other Purchaser” means a third party unaffiliated with Company that enters into a Loan Purchase Agreement for non-Charged Off Loans with Company.
“Party” is defined in the Preamble.

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (USA PATRIOT ACT) of 2001, as the same may be amended from time to time.
“Patriot Act Offense” is defined in Section 9.1(j).
“Performance Reserve Account” is defined in Section 2.4 of Exhibit G.
“Person” means any individual, corporation, partnership, limited liability company, business trust, joint tenant or tenant-in-common, joint venture, estate, trust, unincorporated association, any other entity of whatever nature, any Governmental Authority and any fiduciary acting in such capacity on behalf of any of the foregoing.
“Privacy Requirements” is defined in Section 10.5(a).
“Program” means any loan program established by Bank in accordance with and subject to the terms and conditions of this Agreement, the Loan Purchase Agreement and the Loan Servicing Agreement, and that is described in a Program Supplement and a Program Requirements Document, which loan program includes the marketing and servicing by Company of Loans made by Bank to Borrowers who are identified by Company and meet the Underwriting Guidelines for the Program.
“Program Critical Subcontractor” means any Subcontractor engaged by Company in connection with the Program (a) that has products or services involving critical financial services, regulated business activities or functions or critical business activities, (b) that could cause Company to face significant regulatory and/or business risk if such party failed to perform, (c) that engages in consumer-facing activities with significant consumer impact, (d) that provides information that Company may rely upon (or is the basis for the derivation of data) in the preparation of Company’s financial statements, financial reporting or related disclosures, (e) that receives, stores, transmits, processes, or otherwise has access to Customer Information, or (f) that is identified on Exhibit K as a Program Critical Subcontractor.

“Program Documents” means this Agreement, each Loan Purchase Agreement, the Loan Servicing Agreement, and any other documents delivered or executed by Company and Bank in connection with the Program.
“Program Guidelines” means, as and to the extent applicable to the obligations to be performed by each Party hereunder, the written policies, procedures, guidelines, manuals, and servicing instructions regarding the administration of a Program which have been delivered to Company by Bank or developed by Company and approved by Bank in writing for use by Company, including in its management of its Subcontractors (as the same may be modified from time to time in accordance with Section 2.2), which policies, procedures and guidelines shall include, without limitation, the applicable Program Requirements Document, the Compliance Guidelines, Vendor Management Policy, Funds Flow, Loan Production Office guidelines and risk management program, and the Underwriting Guidelines related to such Program as well as other written guidelines set forth in the applicable Program Supplement. For the avoidance of doubt, if any term or condition of this Agreement or the Loan Servicing Agreement conflicts with a similar term or agreement in the Program Guidelines, the Program Guidelines shall control.
“Program Materials” means all documents, materials and methods used in connection with the performance of the Parties’ obligations under this Agreement, including without limitation the forms of the Loan Applications and Loan Agreements, disclosures required by Applicable Laws or Bank policies, change in terms or E-SIGN disclosures, training materials, Loan Applicant and Borrower communications and scripting, collection materials, and the like. For the avoidance of doubt, the term shall not include Advertising Materials or Program Guidelines.
“Program Records” is defined in Section 3.1(j).
“Program Requirements Document” means a description and explanation of the parameters and features of each Program using the form provided by Bank, together with any accompanying exhibits or schedules, which may be amended from time to time in accordance with Section 2.2 of this Agreement.
“Program Supplement” means the program supplement attached hereto as Exhibit A with respect to the Program, which sets forth the mechanisms by which the Loans are decisioned and funded. For the avoidance of doubt, if any term or condition of this Agreement conflicts with a similar term or condition in any Program Supplement, the Program Supplement shall control.
“Purchase Failure” means a failure by a Purchaser, for any reason, to purchase any Loan allocated to such Purchaser by Company pursuant to Section 2.3(a) as required by the applicable Loan Purchase Agreement.
“Purchase Price” is defined in Section 1.1 of Exhibit G.
“Purchased Loan” is a Loan that is not a Retained Loan and is purchased by a Purchaser pursuant to a Loan Purchase Agreement.
“Purchaser” means Company or any Affiliate of Company that enters into a Loan Purchase Agreement with Bank to purchase Loans.
“Recoveries” means with respect to any period, all collections (net of expenses) received during such period in respect of a Loan after it became a Charged-Off Loan.
“Regulatory Authorities” means the Office of the Comptroller of the Currency (“OCC”), the FDIC, the Consumer Financial Protection Bureau (“CFPB”), and any other local, state or federal regulatory authority that currently has, or may in the future have, jurisdiction or exercise regulatory or similar oversight with respect to Bank, and in connection with activities relating to the Program, Company or Program Critical Subcontractors (except that nothing herein shall be deemed to constitute an acknowledgement by Bank that any Regulatory Authority other than the OCC and the FDIC has jurisdiction or exercises regulatory or similar oversight with respect to Bank).
“Release Date” is defined in Section 2.3(a)(iv) of Exhibit G.
“Remediation Efforts” is defined in Section 10.5(b).
“Renewal Term” is defined in Section 7.2.
“Restricted Party” is defined in Section 10.4(b).
“Retained Loan(s)” is defined in Section 2.3(b)(i).
“Retained Loan Profit Sharing” is defined in Section 2.3 of Exhibit G.
“Retained Loan Net Annualized Loss Rate” means the ratio of (i) the gross Charged-Off Loans during the prior calendar month less Recoveries received during such calendar month for all Retained Loans, multiplied by twelve (12); and the outstanding balance as of the last day of such calendar month for all Retained Loans.
“Risk Reserve Account” is defined in Section 5.4(a).
“Risk Reserve Minimum Amount” is defined in Section 5.4(a).
“SEC” is defined in Section 10.4(f).
“Shortfall Obligation” is defined in Section 1.4 of Exhibit G.
“Subcontractor” means those Program Critical Subcontractors and other Subcontractors identified on Exhibit K as well as any third-party service provider retained by Bank or Company to perform one or more obligations of such Party under this Agreement. For the avoidance of doubt for purposes of this Agreement, neither Company nor Bank shall be considered a “Subcontractor” of the other.
“Term” is defined in Section 7.2.
“Third-Party Purchaser” means a third party unaffiliated with Company that enters into a Loan Purchase Agreement with Company and Bank to purchase Loans.
“Transfer Event” is defined in Section 3.5.
“Underwriting Guidelines” means, with respect to a Program, the underwriting requirements adopted by Bank, as amended from time to time pursuant to Section 2.2, which shall consist of the program standards, the underwriting operations manual, risk model white paper and shall be applied by Company in processing Loan Applications in connection with such Program on behalf of Bank; provided, however, that (a) outputs of the Credit Model may be part of the Underwriting Guidelines, but (b) the Credit Model itself shall not be considered part of the Underwriting Guidelines.

“Vendor Management Policy” is defined in Section 10.22(c).
“Waterfall” is defined in Section 2.3(b) of Exhibit G.
Section 1.2.    Construction. As used in this Agreement: (i) all references to the masculine gender shall include the feminine gender (and vice versa); (ii) all references to “include,” “includes,” or “including” shall be deemed to be followed by the words “without limitation;” (iii) references to any law or regulation refer to that law or regulation as amended from time to time and include any successor law or regulation; (iv) references to another agreement, instrument or other document means such agreement, instrument or other document as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof; (v) references to “dollars” or “$” shall be to United States dollars unless otherwise specified herein; (vi) unless otherwise specified, all references to days, months or years shall be deemed to be preceded by the word “calendar”; (vii) all references to “quarter” shall be deemed to mean calendar quarter; (viii) unless otherwise specified, all references to an article, section, subsection, exhibit or schedule shall be deemed to refer to, respectively, an article, section, subsection, exhibit or schedule of or to this Agreement and (ix) unless the context otherwise clearly indicates, words used in the singular include the plural and words in the plural include the singular.
ARTICLE II

GENERAL PROGRAM DESCRIPTION
Section 2.1.    General Description.
(a)    The Parties have initially agreed to offer one Program, namely the Oportun Personal Loan Program issued by MetaBank. The Program Supplement for this Program is attached hereto as Exhibit A. The Parties further agree that, in accordance with the Program Guidelines, the Program shall consist of the making of Loans by Bank in the states listed in the Program Requirements Document, as may be amended from time to time, and the marketing, underwriting, administration, data analysis, modeling, fraud prevention and servicing of the Loans by Company, on behalf of Bank and subject to Bank’s control, oversight and direction, pursuant to the Program Documents. The Parties further agree that any review, approval, consent or other involvement by Bank in any action, any document preparation, any review or any other Company action, shall not relieve Company from its obligation to ensure that the Loans originated by Bank and Loan Applications are processed in compliance with Applicable Laws, the Program Guidelines and the Program Supplement for the Program.
(b)    The Parties may from time to time agree to add additional Programs, each of which shall be subject to the terms and conditions of this Agreement, by executing and delivering an amendment to this Agreement in accordance with Section 10.11. Additionally, Bank shall work in good faith with Company to explore the terms and conditions for such additional Programs and Program Guidelines. As part of the Program Guidelines, the Parties hereby agree to further cooperate in good faith to develop a Program

Requirements Document, subject to Bank’s final written approval, for each such additional Program proposed to be offered under this Agreement. Company shall perform its obligations under the Program Documents in accordance with Applicable Laws, the Program Guidelines and the Program Supplement, including without limitation the Program Requirements Document.
(c)    Bank shall be the only lender in the Program unless and until one of the following events occurs: (i) at any time, Bank has originated Loans in the immediately preceding twelve (12) calendar months having a total maximum original principal balance exceeding the current Maximum Facility Amount (as herein defined), (ii) the total aggregate outstanding principal balance of Loans originated in the Program has exceeded [****], or (iii) Bank has decreased or suspended Loan originations in the Program. Bank acknowledges that the Program for purposes of this subsection does not include any similar consumer installment loan program in which Company or Company’s Affiliate acts as the lender. If any of the events described in (i), (ii) or (iii) occurs, Company may engage another FDIC-insured depository institution to make Loans in the Program, provided that before Company negotiates credit program terms with another FDIC-insured depository institution, Company shall notify Bank of its intent and Bank shall have the right to exclusively negotiate with Company for a period of thirty (30) days and the right, during such period, to make a first offer to originate in respect of Company’s loan origination programs.

Section 2.2.    Program Modifications.
(a)    Company may suggest changes to a Program, the Program Guidelines, Program Materials or Advertising Materials at any time, subject to the prior written consent of Bank, which consent shall not be unreasonably withheld or delayed and in any event shall be denied or approved within ten (10) Business Days of request from Company. Company shall be responsible for all costs associated with any such changes suggested by Company and approved by Bank. Bank may require changes to a Program, the Program Guidelines, Program Materials or Advertising Materials in its good-faith and reasonable discretion upon sixty (60) calendar days’ notice to Company, provided, however, that such advance notice period shall not be required if such change (i) is necessary to respond to any concern from a Regulatory Authority or recent enforcement trends, (ii) is necessary in order to cause the Program to remain in compliance with Applicable Laws, or (iii) is necessary to alleviate safety and soundness risk to Bank or avoid harm to Borrowers in connection with the Program and providing sixty (60) calendar days’ prior notice is not feasible, in which case Bank shall provide notice as soon as commercially practicable. Bank shall take commercially reasonable steps to prevent undue expense for Company when making any changes that would impact Advertising Materials or Program Materials and that are already in production. Unless otherwise mutually agreed upon by the Parties, upon Company’s receipt of written notice from Bank of any such changes to a Program, the Program Guidelines, Program Materials or Advertising Materials, Company shall implement such changes as soon as commercially practicable upon receipt of notice of such change or determination (or such shorter period required by Applicable Law or a Regulatory Authority). Company shall take all actions deemed necessary by Bank, in Bank’s commercially reasonable discretion, taking into account any legally-binding effective date with respect to any change in Applicable Laws and the legal, compliance and reputation risks to the Parties, to implement the modification in the manner and time period specified by Bank. Notwithstanding the foregoing, in the event Bank requires any modifications to a Program, the Program Guidelines, Program Materials or Advertising Materials that would require modifications to any aspect(s) of the Company Platform, Bank agrees to provide Company with adequate time as may be necessary for Company to implement such changes (provided that, for modifications resulting from a change that Bank, in its sole discretion, reasonably determines is necessary to comply with Applicable Laws or by request of a Regulatory Authority, Bank shall not have any obligation to originate Loans until such modifications have been completed). Company shall bear all reasonable costs related to any changes requested by Bank pursuant to the circumstances set forth in clauses (i), (ii) or (iii) of this Section. Bank shall reimburse Company for all reasonable out of pocket costs related to any other changes requested by Bank pursuant to this Section.

(b)    Company shall ensure that any changes or modifications proposed by Company or required by Bank pursuant to this Section are implemented in compliance with Applicable Laws and that all Borrowers who may be affected by such changes or modifications receive notice in a communication approved by Bank pursuant to Section 4.2 below if required by Applicable Laws. Company shall preserve evidence of its compliance with the requirements set forth in this subsection and shall provide a copy of such records to Bank upon request.

Section 2.3.    Allocation, Retained Loans, and Purchased Loans.
(a)    Allocation. Subject to Bank’s rights under this Agreement to suspend or terminate Loan originations and retentions and to modify Retained Loan amounts, Bank shall, in accordance with the allocation process described on Exhibit D (the “Loan Allocation Schedule”), retain the allocated portion of all Loans originated by Bank in the Program up to an aggregate original principal amount equal to [****] (“Minimum Retained Loan Amount”). When the Minimum Retained Loan Amount is reached from time to time, Company shall, on behalf of Bank and upon initial approval of each Loan, continue to allocate Loans for sale to Purchasers or retention by Bank using the allocation process described in the Loan Allocation Schedule, which process, in all cases, shall designate Loans for sale or retention in a random, equitable and nondiscriminatory manner without the application of any adverse criteria. Company shall ensure that Loans allocated for sale to Purchasers are tagged as “Held for Sale” and that Loans allocated for retention by Bank are tagged as “Held to Maturity” on the accounting and loan tracking system, including databases and analytic interfaces, used in the Program. Company shall provide Bank with a monthly estimate of Loans to be retained by Bank and those to be sold to a Purchaser five (5) days prior to the first day of each month.
(b)    Retained Loans.
(i)    Provided Company has administered Bank Loan Applications in compliance with the Underwriting Guidelines in sufficient volumes necessary for Bank to originate such Loans and subject to Company’s performance of its obligations under the Program Documents and Bank’s right to cease retaining Loans as described in this Agreement, Bank shall, in accordance with the Loan Allocation Schedule, retain Loans up to the Minimum Retained Loan Amount and, thereafter, Loans designated for retention by Bank in accordance with Section

2.3(a) (collectively, “Retained Loans”) on its balance sheet in an amount not to exceed [****] (the “Maximum Retained Loan Amount”). The Maximum Retained Loan Amount shall be calculated each calendar month as the aggregate outstanding principal amount of the Loans as of the last day of each calendar month. Company shall use commercially reasonable efforts to generate Loan volume sufficient to meet the Maximum Retained Loan Amount, and the Parties may mutually agree to modify the Maximum Retained Loan Amount in Banks’ discretion, but subject to Company’s consent, which shall not be unreasonably withheld. Bank reserves the right to reduce the Maximum Retained Loan Amount based on a breach of the conditions set forth in Section 3.6 (Conditions related to Retained Loans), or an inadequate minimum reserve balance in the Risk Reserve Account as described in Section 5.4 (Risk Reserve Account) or Performance Reserve Account as described in Section 2.4 (Performance Reserve Account) to Exhibit G (Compensation).
(ii)    Notwithstanding Section 2.3(b)(i), Bank shall have the right to sell the Retained Loans to any third party (an “Other Buyer”) at any purchase price satisfactory to Bank; provided, that Bank shall provide written notice to Company of Bank’s desire to sell the Retained Loans and provide Company the right of first offer to purchase such Retained Loans at a purchase price equal to [****], within sixty (60) calendar days of Company receiving such notice from Bank. If Company does not elect to exercise its right of first offer and complete such purchase by paying Bank the purchase price within sixty (60) calendar days of Company receiving such notice from Bank, Bank may proceed in selling the Retained Loans to an Other Buyer, provided (A) Company shall have the right and agrees to continue servicing such Loans on behalf of the Other Buyer and the Other Buyer shall agree to the terms of a servicing agreement with Company that are substantially the same as the Loan Servicing Agreement, including with respect to servicing fees and costs payable by each party and (B) the Parties shall arrange for payment by Bank to Company of the future Excess Interest pertaining to the sold Retained Loan to an Other Buyer by either (1) [****], or (2) [****]. Upon the earlier of notification from Company that it will not be exercising its right of first offer or the lapse of the sixty- (60-) day offer period, Bank shall notify Company of its payout election. In the event Company declines to exercise its right of first offer as described above, the Parties agree that Bank may elect to reduce its Maximum Retained Loan Amount by the amount of Retained Loans offered by Bank to Company.
(c)    Purchased Loans.
(i)    Company shall be responsible for securing Purchasers with sufficient funding capacity to purchase all Loans allocated for purchase pursuant to this Agreement and the Loan Allocation Schedule. If at any time there are not any Purchasers with sufficient funding capacity to purchase all Loans allocated for purchase pursuant to this Agreement and the Loan Allocation Schedule, Company shall promptly notify Bank and Bank shall have the right to immediately suspend the origination of Loans. Company acknowledges and agrees that each Purchaser must be approved in advance by Bank, which approval will not be unreasonably withheld or delayed by Bank, and must enter into a Loan Purchase Agreement with Company and Bank on terms reasonably acceptable to Bank. Each Purchaser approved by Bank will enter into a Loan Purchase Agreement with Bank that shall provide for Purchaser to purchase from Bank, on the terms and conditions set forth in such Loan Purchase Agreement, such Loans that are originated by Bank hereunder and designated for purchase from time to time. Bank must hold Loans designated for purchase for the Holding Period set forth in Exhibit A and shall sell such Loans to Purchasers on a daily basis each Business Day after the expiration of the Holding Period, unless otherwise mutually agreed upon by the Parties. At all times prior to receipt by Bank of the Purchase Price for a Loan, Bank shall be the sole owner of such Loan, shall bear the risk of loss of such Loan for any charge off event occurring during the Holding Period, and be entitled to any and all payments of interest and principal thereupon, less the compensation owed to Company with respect to Purchased Loans as described in Exhibit G (Compensation) for such Loan.
(ii)    Termination or Breach of a Loan Purchase Agreement.
A.    Purchase Failure by Purchaser. If a Purchase Failure occurs under a Loan Purchase Agreement with a Purchaser that is not cured within three (3) Business Days, Company (if not the Purchaser) shall purchase Loans affected by the Purchase Failure within three (3) Business Days. If any such Loans have not been purchased by Company for the full Purchase Price within three (3) Business Days of receiving notice of such Purchase Failure, Bank may sell such Loans to a third party or choose to retain such Loans. If Bank elects to retain such Loans as Retained Loans, Company shall promptly re-tag such Loans from “Held for Sale” to “Held to Maturity” on Company’s accounting and loan tracking system. If, despite Bank’s reasonable efforts, Bank is required to sell such Loans at less than the Purchase Price, Bank shall be entitled to recover such deficiency (i.e., the difference between the Purchase Price and the amount received by Bank from such purchaser) first from any funds available to Bank in the cash or letter of credit reserve maintained by the Purchaser pursuant to a Loan Purchase Agreement, and if such amount is insufficient, second, from Collections pursuant to the Waterfall described in Exhibit G, and if such amount is insufficient, third from the Performance Reserve Account.
B.     Purchase Failure by a Third-Party Purchaser. If a Purchase Failure occurs with respect to a Third-Party Purchaser that is not cured within three (3) Business Days, Company or another

Purchaser designated by Company may purchase such Loans. If any such Loans have not been purchased by Company or its designated Purchaser for the full Purchase Price within three (3) Business Days of receiving notice of such Purchase Failure, Bank may sell such Loans to a third party or choose to retain such Loans. If Bank elects to retain such Loans as Retained Loans, Company shall promptly re-tag such Loans from “Held for Sale” to “Held to Maturity” on Company’s accounting and loan tracking system. If, despite Bank’s reasonable efforts, Bank is required to sell such Loans at less than the Purchase Price, Bank shall be entitled to recover such deficiency (i.e., the difference between the Purchase Price and the amount received by Bank from the purchaser) first from any funds available to Bank in the cash or letter of credit reserve maintained by the Purchaser pursuant to a Loan Purchase Agreement, and if such amount is insufficient, second, from Collections pursuant to the Waterfall described in Exhibit G, and if such amount is insufficient, third from the Performance Reserve Account.
C.    In the event of an uncured Purchase Failure where Company does not purchase the affected Loans, Bank shall not have any obligation to pay Company its share of Excess Interest in the Performance Reserve Account until the Loans affected by the Purchase Failure have been sold and Bank has recovered any Loan sale deficiency that it experiences pursuant to Section 2.3(a).
D.    Upon receipt of notice by Bank to Company that a Purchase Failure has occurred with respect to a Purchaser or that a Purchaser has breached any other material obligation, representation or warranty under the Loan Purchase Agreement, Company shall immediately suspend designating any new Loans for purchase to such breaching Purchaser until the Purchaser has cured the Purchase Failure or other material breach to Bank’s reasonable satisfaction. Company shall have five (5) days to identify a replacement Purchaser for such Loans, which purchaser is subject to Bank’s approval, which approval shall not be unreasonably withheld. Bank shall be entitled to suspend origination of new Loans if there are not any Purchasers to purchase Loans in lieu of the breaching Purchaser.
E.    In the event of chronic Purchase Failures by two or more Purchasers, where Company does not purchase the Loans, Bank shall have the right to terminate this Agreement if Company does not correct the Purchase Failures and address the Purchase

Failures with the Purchaser to the reasonable satisfaction of Bank within a reasonable time agreed to by the Parties.
F. If, for a period of thirty (30) days or more, there are not any Purchasers in good standing with Loan Purchase Agreements obligating them to purchase Loans from Bank, Bank may terminate the Program Documents.
Section 2.4.     Funds Flow. The parties shall mutually agree upon the flow of funds with respect to Loan disbursements, repayments, purchase transactions and the distribution of compensation between the Parties and such funds flow shall upon finalization be incorporated in this Agreement by reference (“Funds Flow”). Each Party agrees to comply with the finalized Funds Flow in performing its obligations under the Program Documents.
ARTICLE III

DUTIES OF COMPANY AND BANK
Section 3.1.    Duties and Responsibilities of Company. Company shall perform and discharge the following duties and responsibilities in connection with the services provided to Bank:
(a)    Company shall be responsible for the marketing of the Program and the Loans thereunder on behalf of Bank to persons through use of the Advertising Materials and the related Program Materials for such Program, as approved by Bank pursuant to Section 4.2. In marketing the Program and the related Loans, Company shall at all times and in all material respects comply with Applicable Laws, the terms of the Program Documents and Program Guidelines, which shall include, without limitation, the regular monitoring of Company’s website, third party websites and other Advertising Materials. If an additional lender is added to the Program under Section 2.1(c) and to the extent that potential Borrowers would qualify for approval under both Bank’s underwriting criteria and the other lender’s underwriting criteria, Company shall refer potential applicants to Bank or the other lender using a random selection process in a good-faith, equitable and nondiscriminatory manner without the application of any adverse criteria. Notwithstanding any other provision of this Agreement, Bank shall have the right to audit or verify Company’s compliance with this Section 3.1(a) at any time.
(b)    Company shall provide all services contemplated by this Agreement and the Loan Servicing Agreement with promptness and diligence and in a professional and workmanlike manner (unless some other time frame or manner is set forth herein, in which case such other time frame or manner shall apply), and, as applicable, at least in accordance with the service levels set forth in Exhibit C (each, an “SLA”). Company and Bank shall periodically review and measure overall performance against the SLAs to ensure consistency with the goals and objectives of this Agreement, and the Parties shall reasonably cooperate to update such SLAs as necessary.

(c)    Company shall perform services under this Agreement in strict adherence to the Program Guidelines. Company shall maintain policies and procedures for services it provides to Bank that are designed to implement the Program Guidelines for each Program and comply with all Applicable Laws. Such policies and procedures shall be subject to Bank’s approval, not to be unreasonably withheld or delayed, and shall include policies and procedures relating to periodic training and on-going monitoring and auditing of Company and Subcontractors for compliance with this Agreement, the related Program Guidelines and Program Supplement, and all Applicable Laws. The Vendor Management Policy (as that term is defined in Section 10.22(c) herein) sets out Company’s obligations for training, monitoring and auditing Subcontractors in accordance with the terms of this Agreement.
(d)    Company shall process Loan Applications from Loan Applicants using a Loan Application form, technology and process that is approved by Bank. Company shall provide reasonable assistance to each prospective Loan Applicant in completing the related Loan Application. Company shall operate, on behalf of Bank, technology that uses the Credit Model and applies the Underwriting Guidelines as set forth in the Program Guidelines to each completed Loan Application and, in addition to Company’s fraud processing, shall either pass, fail or refer such Loan Application on an automated, nondiscretionary basis. Referred loans will be placed in a queue where the Loan Application will be manually reviewed by a fraud analyst per Company’s procedures. Company shall ensure that underwriting determinations are produced in accordance with such technology. Bank shall have and at all times shall retain the right, in its sole discretion, to reject any Loan Application and, if a Loan Application is accepted, Bank shall originate and fund a corresponding Loan. Except as otherwise specified by Bank in the Program Guidelines, all underwriting determinations will be automated. Company shall have no discretion to override any Underwriting Guidelines or automated underwriting determinations without Bank’s prior written approval. All Loan approvals shall be based upon the information provided by Loan Applicants to Bank through Company and such other information as may be obtained by Company at the direction of Bank and pursuant to the applicable Underwriting Guidelines. Company shall not forward a Loan Application to Bank unless it complies with the Program Guidelines. At the time Company forwards to Bank any Loan Application that satisfies the Program Guidelines, Company shall be deemed to represent to Bank that the identity of the Loan Applicant has been verified in accordance with Applicable Laws and the Loan Applicant is not listed on any Government List. All Loan Application processing functions to be performed by Company hereunder shall be supervised by Bank and Bank shall have the right to review and audit Loan Applications to ensure compliance with the applicable Program Guidelines.
(e)    On behalf of Bank, Company shall take reasonable measures to verify the identity of all Loan Applicants consistent with Applicable Laws and the Program Guidelines for the related Program and shall, be responsible for performing initial and periodic OFAC screenings of Loan Applicants and Borrowers in accordance with all Applicable Laws, including such elements thereof as are designed by Bank to ensure compliance with Applicable Laws and any internal policies or procedures of Bank as they may be modified from time to time, and as have been communicated to Company by Bank in writing. Company shall take such further steps as it or Bank deems reasonably necessary or as are expressly identified to Company by Bank (including through modification of the Program Guidelines) to prevent fraud in connection with each Program.
(f)    On behalf of Bank, Company shall provide notices required by Applicable Laws, including an adverse action notice and/or notice of incompleteness, using forms that satisfy or are included in the Program Guidelines, to any Loan Applicant whose Loan Application is denied for failing to meet the Program Guidelines or whose Loan Application is started but not completed.
(g)    Company shall, on behalf of Bank and within the timeframes and in the manner required by Applicable Laws, (i) prepare and deliver to the Loan Applicant all Loan Documents and all notices required by Bank to document the Loan, including but not limited to the Loan Agreement, in connection with any Loan Application for the Loan; (ii) obtain from the Loan Applicant the executed Loan Agreement; (iii) deliver a copy of the Bank Privacy Notice to the Loan Applicant, and (iv) produce and deliver any other disclosures to Loan Applicants and Borrowers that may be required by Bank from time to time pursuant to Applicable Laws.
(h)    Company or its Subcontractor shall maintain and retain on behalf of Bank all Program Records, including all original Loan Applications and evidence of all adverse action notices, notices of incomplete applications, and other documents relating to the decisioning of Loan Applications in accordance with the Program Guidelines and for no less than the period required by Applicable Laws. Company or its Subcontractor shall further maintain copies, as applicable, of all Loan Documents and any other documents provided to or received from Borrowers for the period required by Applicable Laws. Company shall provide Bank with reasonable access to such records described in this Section, or such other reasonable access Bank may require from time to time to audit the Program, protect its economic interest in the Loans or respond to requests from a Regulatory Authority or external auditor.
(i)    Company shall adopt and maintain compliance management systems (“CMS”) reasonably approved by Bank and reasonably designed to achieve and maintain a “a satisfactory” rating pursuant to the examination manual of the CFPB and the FFIEC consumer compliance rating system.
(j)    Company shall provide to Bank data submissions and reports in a form and format and at such frequencies as reasonably required by Bank to maintain effective internal controls and monitor Company’s performance under the Program Documents (including monitoring of its Subcontractors) or to comply with any Applicable Laws, as set forth in Exhibit J. In addition, Company will deliver to Bank any information or Program records reasonably requested by Bank with respect to the Program, including without limitation, Loan Files, and information relating to loan performance, internal and external audits, funding and repayment information, approval rates, decline rates, losses, delinquencies, and collection information and methods (“Program Records”).

(k)    Company shall deliver to Bank annual financial statements, including, but not limited to, balance sheets, related statements of income and cash flow and all notes and schedules thereto, audited by an independent accounting firm reasonably acceptable to Bank within one hundred twenty (120) days after the end of Company’s fiscal year. Such financial statements shall be accompanied by an opinion of such independent accounting firm that the consolidated financial statement presents fairly, in all material respects, the financial position of Company and the results of its operations in accordance with accounting principles generally accepted in the United States of America. This section shall not apply so long as Company is directly or indirectly wholly-owned by a publicly traded company subject to the reporting requirements of Section 13(a) of the Securities Exchange Act of 1934, as amended (“Exchange Act”).
(l)    Within forty-five (45) days following the end of every calendar quarter, Company shall provide Bank with unaudited financial statements, including balance sheet and related statements of income, cash flow and forecast, compiled by Company and certified by the Chief Financial Officer of Company as presenting fairly the financial position and results of operations of Company and as having been prepared in accordance with GAAP consistently applied. This section shall not apply so long as Company is directly or indirectly wholly-owned by a publicly traded company subject to the reporting requirements of Section 13(a) of the Exchange Act.
(m)    Company shall take action, and, as may be applicable, shall cause any of its Program Critical Subcontractors to take any reasonable action, pursuant to Company’s Bank-approved Bank Secrecy Act, Anti-Money Laundering, and OFAC Policy to enable Bank to comply in all material respects with all applicable Anti-Money Laundering Laws. Without limiting the generality of the foregoing, to the extent required by the Anti-Money Laundering Laws, Company shall, and, as applicable, shall cause its Subcontractors to, (i) maintain an anti-money laundering compliance program that is designed to be in compliance, in all material respects, with the Anti-Money Laundering Laws, (ii) conduct, in all material respects, the due diligence required under the Anti-Money Laundering Laws in connection with all Loan Applicants and Borrowers, including with respect to the legitimacy of the applicable Borrower and (iii) maintain sufficient information to identify the applicable Borrower for purposes of compliance, in all material respects, with the Anti-Money Laundering Laws. Company shall provide notice to Bank, within five (5) Business Days of receipt, of any notice, written or otherwise, of any Anti-Money Laundering Law violation or action involving Company or any of its Subcontractors.
(n)    Company shall make available to Bank, for review and approval prior to use in connection with the Program, the Credit Model adopted by Bank for the Program, together with the assumptions incorporated therein and all supporting data, model validations and analysis, and any modifications or changes thereto. Notwithstanding anything to the contrary set forth in this Agreement or elsewhere, Bank acknowledges and agrees that the Credit Model constitutes “Confidential Information” (as that term is defined in Section 10.4 hereof) of Company, and shall remain subject to the provisions of that section notwithstanding any termination of this Agreement. Additionally, the Parties entered into a Non-Disclosure Agreement , dated May 1, 2020 and subsequently amended by the First Amended and Restated Non-Disclosure Agreement, dated July 7, 2020 (collectively, the “HCI-NDA”), to set forth the treatment of certain Company highly confidential information (as defined therein) and hereby incorporate by reference that HCI-NDA into this Agreement with the intent of giving that HCI-NDA the full force and effect under the terms stated therein. The HCI-NDA shall control with respect to the Company information covered by the HCI-NDA. The Credit Model may be reviewed by those individuals identified in the HCI-NDA. Company retains the right to implement reasonable procedures, including the use of a third-party reviewer, that Company determines are needed to maintain the confidentiality of information to be provided by Company under this Section 3.1(n).
(o)    Each Party shall cooperate reasonably with the other Party with respect to any proceedings before any court, board or other Governmental Authority that may in any way affect any of the Program Documents or any of the rights hereunder or thereunder, including any Loan, and, in connection therewith, permit such other Party, at its election, to participate in any such proceedings.
(p)    Each Party shall cooperate with the other Party or any of its Subcontractors with respect to the Program, including, but not limited to, adopting and implementing such policies and procedures as Bank reasonably requests in connection therewith.
(q)    Company shall remain in material compliance with Company’s covenants and obligations under the Program Documents as well as any other ancillary agreements between Company and its Subcontractors or other third parties critical to the successful operation of the Programs.
    (r)    Company shall provide ACH files to Bank in accordance with Exhibit F.
(s)    Company shall act as the servicer of originated Loans and perform certain services, including, but not limited to, collecting and receiving Loan payments and Recoveries, maintaining the system of record for the Loans and providing customer support pursuant to the terms of the Loan Servicing Agreement. The Parties shall cause each Purchaser to enter into a servicing agreement with Company that is substantially similar to the Loan Servicing Agreement for Retained Loans.
(t)    Subject to Applicable Laws, Company may, as an agent of Bank, establish and operate Loan Production Offices, as an agent of Bank, to assist Loan Applicants and Borrowers with certain pre-Loan-origination administrative activities related to the completion of Loan Applications and Loan Documents and customer support for Loans. The Parties shall work in good faith to maximize the post-Loan-origination activities to be performed by Loan Production Offices; provided that Company must obtain Bank’s prior approval for the location of and services performed at any Loan Production Office. Company shall not be required to operate Loan Production Offices in any certain location and Company may terminate any Loan Production Office at any time upon prior notice to Bank. Company is solely responsible for the operations of, employees at and expenses of any Loan Production Office and shall ensure that any Loan Production Office is operated in accordance with Applicable Laws, Program Guidelines, Program Documents, and Loan

Documents. Company and any Loan Production Office will obtain and maintain any licenses, notifications, registrations or authorizations necessary to perform services at and operate the Loan Production Office. Company shall establish and maintain at all times during the term of this Agreement Bank-approved risk management programs detailing Company’s requirements for overseeing, monitoring, and managing the activities and services of any Loan Production Office that Company decides to operate in the Program to ensure compliance by each such office with Applicable Laws and the Program Guidelines. Company shall provide Bank a copy of such risk management programs and any subsequent amendments thereto, which shall be subject to Bank’s prior written approval, such approval not to be unreasonably withheld or delayed. Company shall establish, oversee, monitor, and manage the services and activities of all Loan Production Offices in connection with Loans made by Bank under the Program in accordance with the Bank-approved risk management program for such Loan Production Offices.
Section 3.2.    Duties and Responsibilities of Bank. Bank shall perform and discharge the following duties and responsibilities in connection with the Program:
(a)    Bank shall establish the initial Program Guidelines for the Program in consultation with Company, subject to Bank’s final approval, such approval not to be unreasonably withheld, conditioned or delayed. Bank may modify the Program Guidelines from time to time in its reasonable discretion subject to and in accordance with Section 2.2.
(b)    Bank shall put in place and maintain such controls as may be reasonably necessary to adequately control, monitor and supervise each Program and Company’s services under this Agreement. Bank’s failure to establish and maintain any such controls shall not relieve Company of its separate and independent obligations to establish and maintain its own controls or to comply with all Program Guidelines and Applicable Laws.
(c)    Bank shall originate and fund Loans in the manner set out in this Agreement. Provided Company has presented to Bank Loan Applications that are in compliance with the Underwriting Guidelines in sufficient volumes necessary for Bank to originate such Loans and subject to Company’s performance of its obligations under the Program Documents and Bank’s suspension rights as described in Section 8.1(d) of this Agreement, Bank shall originate and fund Loans having a total maximum original principal balance of [****] annually (the “Maximum Facility Amount”), unless Bank otherwise agrees to increase such amount in its sole discretion. For all originated and funded Loans, Bank shall enter into a Loan Agreement with the Borrower(s) and shall open a Loan account at Bank for the Borrower(s) with an associated identification number assigned by Company. Such account will remain with Bank and any subsequent Loans that Bank makes to the Borrower in the Program will be associated with such Bank Loan account. For avoidance of doubt, and notwithstanding anything in this Agreement to the contrary, (A) any subsequent loan originated by Company under its state lending license with a Borrower in a state in which the Program is not offered will not be associated with the pre-existing Bank Loan account, and the Borrower under such subsequent loan will be a joint customer of Bank and Company, and (B) if the Loan is subsequent to a Borrower loan originated by Company under its state lending license in a state in which the Program is not offered, such Borrower will be a joint customer of Bank and Company.

(d)    Bank shall sell all Loans allocated to be sold in accordance with the terms and conditions of this Agreement and the related Loan Purchase Agreement.
(e)    Bank shall retain all Loans allocated as Retained Loans in accordance with the terms and conditions of this Agreement.
(f)    Bank shall be “well capitalized” as that term (or any replacement term therefore) is defined from time to time in federal banking regulations applicable to Bank’s capital, and shall have an overall “Satisfactory” or better rating under the Community Reinvestment Act.
(g)    Bank shall maintain its national charter in good standing under federal law and, as of the Effective Date, Bank shall have the authority under 12 U.S.C. § 1463(b) or 12 U.S.C § 85, as applicable, to charge interest allowed by the laws of South Dakota on a Loan made to a Borrower who resides anywhere in the United States.
Section 3.3.    Audit
(a)    Company agrees that Bank and/or its authorized representatives and agents, and any Regulatory Authority (collectively the “Auditing Party”) shall have the right, at any time during normal business hours and upon reasonable prior written notice that includes a clearly defined audit scope, or at any other time required by Applicable Laws or by a Regulatory Authority, to cause an agreed-upon third party auditor (or with Bank’s consent, which consent shall not be unreasonably withheld, a Company internal auditor) to inspect, audit, and examine all of Company’s facilities, records, personnel, books, accounts, data, reports, papers and computer records relating to the activities contemplated by this Agreement including, but not limited to, financial records and reports, Company’s information security program, associated audit reports, summaries of test results or equivalent measures taken by Company and/or any Program Critical Subcontractor, except as may have otherwise been approved by Bank, to ensure Company is in compliance with the terms of this Agreement, Applicable Law and Program Guidelines. Company shall make all such facilities, records, personnel, books, accounts, data, reports, papers, and computer records available to the Auditing Party for the purpose of conducting such inspections and audits, and the Auditing Party shall have the right to make copies and abstracts from Company’s books, accounts, data, reports, papers, and computer records directly pertaining to the subject matter of this Agreement.

(b)    As a service provider of Bank, Company acknowledges and agrees that (i) the performance of activities by Company on behalf of Bank is subject to OCC examination oversight, including access to all work papers, drafts, and other materials, and (ii) the OCC generally has the authority to examine and to regulate the functions or operations performed or provided by Company to the same extent as if they were performed by Bank itself on its own premises. Company agrees to cooperate with any examination, inquiry, audit, information request, site visit or the like, which may be required by any Regulatory Authority with audit examination or supervisory authority over Bank, to the fullest extent requested by such Regulatory Authority or Bank. Company shall also provide to Bank any information which may be required by any Regulatory Authority in connection with their audit or review of Bank or any Program and shall reasonably cooperate with such Regulatory Authority in connection with any audit or review of Bank or any Program. Company shall also provide such other information as Bank or Regulatory Authorities may from time to time reasonably request with respect to the financial condition of Company and such other information as Bank may from time to time reasonably request with respect to third parties who have contracted with Company relating to or in connection with this Agreement.

(c)    At least annually, Company shall, at its sole expense, retain an independent third-party compliance auditor to conduct an audit reasonably designed to determine Company’s compliance with its obligations under the Program Documents. If the Parties agree, provided that Bank’s agreement shall not be unreasonably withheld, Company’s internal audit department may perform such audit instead of an independent third-party compliance auditor. Such audit shall include, but not be limited to, a review of application processing, monitoring and risk management programs utilized by Company to oversee services provided by each Loan Production Office and Program Critical Subcontractor in connection with Loans made by Bank under the Program. The scope of any such audit shall be as set forth in Exhibit E unless otherwise mutually agreed upon by the Parties. Company shall promptly provide an unredacted copy of each such audit report to Bank upon completion. Company shall oversee, monitor and manage the services of any Subcontractors in connection with Loans made by Bank under the Program in accordance with the Bank-approved Vendor Management Policy.

(d)    Company shall prepare a written response to Bank (a “Response to Audit Letter”) to all criticisms, recommendations, deficiencies, and all alleged violations of Applicable Laws identified in reviews conducted by Bank, any Regulatory Authority or independent auditor (“Audit Findings”). The Response to Audit Letter shall be delivered to Bank within thirty (30) Business Days of Company’s receipt of such Audit Findings, unless directed otherwise by a Regulatory Authority. The Response to Audit Letter shall include, at a minimum, a detailed discussion of the following, if applicable:

(i)    the planned corrective action to address the Audit Findings (“Audit Corrective Action Plan”);
(ii)    remedial actions proposed to be directed to current or past Borrowers negatively impacted by the Audit Findings (provided no such action shall be taken without express written approval from Bank);
(iii)    steps to be taken to prevent any recurrence of the Audit Findings;
(iv)    a specific timeframe, not to exceed the timeframes, expressed as Business Days, assigned in accordance with the risk categorization pursuant to Exhibit M, unless otherwise approved by Bank in advance, to implement the Audit Corrective Action Plan (“Corrective Action Plan Deadline”);
(v)    documentation evidencing that the Audit Corrective Action Plan has been implemented;
(vi)    if additional time is needed to implement the Audit Corrective Action Plan or deviations from the Audit Corrective Action Plan are necessary, a written request shall be submitted to Bank detailing the extenuating circumstances that necessitate an extension of the Corrective Action Plan Deadline and such extension request shall be subject to the reasonable approval of Bank; and

(vii)    identification of any Audit Findings disputed by Company or where corrective action is not possible or necessary, supported by a detailed explanation of Company’s position.
Section 3.4.    Conditions Precedent to the Obligations of Bank. The obligations of Bank under this Agreement are subject to the continuing satisfaction of the following conditions precedent, which conditions shall be applicable so long as this Agreement is effective:
(a)    In each state where Loans are offered, Company shall have delivered to Bank prior to offering Loans in such state (in each case reasonably acceptable to Bank in its sole discretion and at sole the expense of Company) (i) memorandum from legal counsel (which may be in-house counsel) experienced in such matters regarding all necessary licenses to perform Company’s obligations under the related Program, including but not limited to any applicable brokering or lending licenses and compliance with such licensing requirements, and (ii) such other documents, information and reports reasonably requested by Bank;
(b)    With respect to making a Loan, such Loan shall meet the standards set forth in the approved Program Guidelines for the related Program then in effect;
(c)    No action or proceeding shall have been instituted or threatened against Company, a Loan Production Office, any Purchaser or Bank to prevent or restrain the origination of any Loan or the consummation of the transactions contemplated in the Program Documents and there shall be no injunction, decree, or similar restraint preventing or restraining such origination or consummation;
(d)    The representations and warranties of Company set forth in Section 9.1 shall be true and correct in all material respects;
(e)    The obligations set forth in this Agreement to be performed by Company or, to the best of Company’s knowledge, any applicable obligations of any Subcontractor on or before each date that Loan Proceeds are advanced shall have been performed in all material respects as of such date by Company or the Loan Production Office, as applicable;
(f)    The Loan Purchase Agreement pursuant to which such Loan is to be sold to a Purchaser shall be in full force and effect and Purchaser shall not be in default thereunder; and
(g)    Company is not in material default of its any of its obligations under the Program Documents.
Section 3.5.    Purchase Obligations. Upon discovery by Company or notice by Bank of a breach of any of the representations and warranties provided in Exhibit L with respect to Retained Loans that materially and adversely affects Bank’s interests in such Retained Loans, Company shall have thirty (30) days to correct or cure such breach. If such breach is not corrected or cured within the thirty (30) day period or is not capable of cure within thirty (30) days, Company shall purchase, or arrange for a third party to purchase, the impacted Retained Loans at a purchase price equal to the then-outstanding principal balance (inclusive of any Loan Origination Fees capitalized into principal) plus the accrued interest and fees on such Loan up to the date of sale. Any such purchase is hereinafter referred to as a “Transfer Event.” Upon any such Transfer Event and receipt of the purchase price, Bank will transfer legal title to each such Retained Loan, free and clear of all liens and encumbrances, to the applicable purchaser. The purchaser shall assume all rights and liabilities of Bank to the applicable Borrowers with respect to such purchased Retained Loans following a Transfer Event.
Section 3.6.    Conditions Related to Retained Loans. If any of the conditions specified in this Section 3.6 occurs, then for so long as such condition continues, Bank shall have the right upon not less than ten (10) Business Days’ advance written notice to Company, but not the obligation, to stop originating Loans or retaining additional Loans for its balance sheet, in which case Company shall begin allocating any additional Loans for sale to Purchasers as soon as commercially practicable and in no event later than ten (10) Business Days of receiving such notice from Bank.
(a)    [****].
(b)    [****]
ARTICLE IV

ACCOUNTING SYSTEM; ADVERTISING AND PROGRAM MATERIALS; INTELLECTUAL PROPERTY
Section 4.1.    Accounting System. Company shall establish and maintain, at its sole cost and expense, a comprehensive accounting and loan tracking system to accurately and immediately reflect all Loan Applications, Loans, underwriting decisions, and related information regarding a Program to satisfy the information requirements of Bank, its Regulatory Authorities and Bank’s internal and external auditors. Company shall provide, or shall ensure the system to provide, Bank with view access to, copies of all records and documentation authenticated by Loan Applicants and Borrowers, including the information needed to underwrite and approve Loan Applications pursuant to the Program Supplement for the related Program; provided, however, Company shall provide the models and attributes used in the risk strategy and not the detailed credit reports. Company further agrees to ensure that the information reporting features, integrity and security of the system shall be designed to operate to the reasonable satisfaction of Bank, its Regulatory Authorities and Bank’s internal and external auditors. Company further agrees to cause the system to provide such daily settlement reports, including reports noting the Loan Applications ready for underwriting and a summary report of Loans that have been approved, denied, or pended, and any other items as reasonably agreed to by the Parties.
Section 4.2.    Advertising and Program Materials.

(a)    Subject to paragraph (b) below, Company shall prepare the Advertising Materials and Program Materials to be used in connection with each Program and shall ensure that these materials comply, at all times, with Applicable Laws, the terms of this Agreement, Bank’s trademark usage guidelines (to the extent that such guidelines have been provided to Company), and the related Program Guidelines and are true and accurate and not misleading in any material respect. The Parties shall use Program Materials and Advertising Materials only as permitted herein for the purpose of performing their duties under the Program and shall not use Program Materials or Advertising Materials in any manner that would violate Applicable Laws, the terms of this Agreement, or any provision of the Program Guidelines.
(b)    Company shall submit all proposed Advertising Materials or Program Materials to Bank for its written approval prior to Company’s use thereof, such approval not to be unreasonably withheld or conditioned. Bank shall complete a review of all Advertising Materials and Program Materials proposed by Company and approve or reject such materials in its sole, but reasonable, discretion within ten (10) Business Days of its receipt thereof, or advise Company that that the proposed Program Materials or Advertising Materials present novel or complex issues that will require additional time for consideration by Bank. In the event the proposed Program Materials or Advertising Materials present novel or complex issues, Bank shall have a reasonable period of time, but in no event more than thirty (30) days, to consider the same. Advertising Materials and Program Materials will be considered approved and authorized by Bank for use only after such approval and authorization is clearly communicated by Bank in writing, including via email. All Advertising Materials and Program Materials shall be reviewed and approved by Company’s compliance and/or legal advisors prior to submission to Bank. Bank shall have the right to reject proposed changes by Company to the Advertising Materials and Program Materials, or further modifications thereof, in Bank’s reasonable and good-faith discretion. If Bank rejects any Advertising Materials or Program Materials, Bank shall provide a written explanation to Company of why Bank has rejected such materials. Company shall make appropriate corrections and resubmit for further review before there is any use of the rejected materials. Company hereby agrees that any approval by Bank of any such items shall not relieve Company of its responsibility for the preparation and maintenance of Advertising Materials and Program Materials in accordance with this Section 4.2.
Section 4.3.    Intellectual Property.
(a)    Trade Names and Trademarks. Neither Party shall have any authority to use any Marks of the other except in connection with the Program as explicitly provided in this Section 4.3 below, including by means of Program Materials or Advertising Materials, in each case approved in advance and in writing by the other Party. Bank acknowledges that such approved Program Materials or Advertising Materials may contain trade names, trademarks or service marks of Company, and Bank shall have no authority to use any such names or Marks separate and apart from their use in the Program Materials or Advertising Materials or as otherwise approved hereunder or in writing by Company. Each Party’s right to use the Marks of the other Party shall immediately and automatically terminate upon the termination date of this Agreement (and any applicable wind-down or transition period), except that the Parties may retain samples of Program Materials and Advertising Materials after such termination date for non-public archival purposes or as required by Applicable Laws.
(b)    Subject to the terms and conditions of this Agreement, Bank hereby grants Company a non-exclusive, non-assignable license, without the right to sublicense, to use and reproduce Bank’s Marks provided to Company by Bank in the United States, as necessary for Company to perform its obligations under this Agreement; provided, however, that (i) Company shall obtain Bank’s prior written approval for any use of Bank’s Marks and any such use shall comply with all written instructions provided by Bank regarding the use of Bank’s Marks; (ii) Company acknowledges that it shall acquire no interest in Bank’s Marks; and (iii) Company shall obtain Bank’s prior written approval (which shall not be unreasonably withheld) for the release of any press release incorporating Bank’s name or Marks. Upon termination of this Agreement (or any applicable wind-down period), Company shall cease using Bank’s Marks.
(c)    Subject to the terms and conditions of this Agreement, Company hereby grants Bank a non-exclusive, non-assignable license, without the right to sublicense, to use Company’s Marks provided to Bank by Company in the United States, as necessary for Bank to perform its obligations under this Agreement; provided, however, that (i) Bank shall obtain Company’s prior written approval for any use of Company’s Marks and any such use shall comply with all written instructions provided by Company regarding the use of Company’s Marks; (ii) Bank acknowledges that it shall acquire no interest in Company’s Marks; and (iii) Bank shall obtain Company’s prior written approval (which shall not be unreasonably withheld) for the release of any press release incorporating Company’s name or Marks. Upon termination of this Agreement (or any applicable wind-down period), Bank shall cease using Company’s Marks.
(d)    Each Party recognizes the value of the goodwill associated with the other Party’s Marks and acknowledges that the other Party owns all right, title and interest in and to the other Party’s Marks and all goodwill pertaining thereto.
(e)    A Party shall not, anywhere in the world, use or seek to register in its own name, or that of any third party, any Marks that are the other Party’s Marks, that are colorably or confusingly similar to the other Party’s Marks, or that incorporate the other Party’s Marks or any element colorably or confusingly similar to the other Party’s Marks.
(f)    Company shall retain sole and exclusive right, title and interest to all of its Intellectual Property Rights, including without limitation its Marks, its website(s), the Company Platform and Company technology related thereto, and Company’s proprietary information, including but not limited to any models or algorithms furnished to Bank pursuant to Section 3.1(o). Bank shall retain sole and exclusive right, title and interest in and to all of Bank’s Intellectual Property Rights, including without limitation, its Marks, websites, promotional materials associated with Bank, proprietary information, and technology. This Agreement does not transfer any Intellectual Property Rights between Company and Bank.
Section 4.4.    Relationship Managers. Company and Bank shall, for each Program, each designate a respective principal contact to facilitate day-to-day operations and resolve issues that may arise in the implementation of such Program. Each relationship manager shall be capable of answering questions and resolving discrepancies that arise between the Parties relating to each Party’s obligations under this Agreement and the Company relationship manager shall be well-versed in the functionality of Company’s systems and platforms. If the relationship managers are unable to reach agreement with respect to any Dispute that arises between the parties, such Dispute shall be handled in accordance with Section 10.20.
ARTICLE V

LOAN ORIGINATION, COMPENSATION, AND RESERVE ACCOUNTS
The following loan origination, loan funding and compensation procedures, shall apply to all Loans made pursuant to a Program, unless otherwise amended by the Program terms and conditions in the related Program Supplement.
Section 5.1.    Loan Origination. The loan origination and funding procedures for Loans shall be as set forth in Exhibit A.
Section 5.2.    Compensation. For services that Company renders to Bank under this Agreement with respect to Loans made by Bank under the Program, Bank shall provide Company with the compensation set forth on Exhibit G (Compensation).
Section 5.3    Risk Reserve Account.
(a)    No later than the Commencement Date (as defined in Section 1.4 of Exhibit G), Company shall establish and fund a risk reserve account at Bank (the “Risk Reserve Account”), which account shall be established as a Bank-controlled custodial account for the benefit of Company. Company shall maintain a minimum amount in the Risk Reserve Account at all times equal to [****] (the “Risk Reserve Minimum Amount”).
(b)    The Risk Reserve Account is intended to provide protection against Bank’s operational risk, compliance risk, Program risk, losses that are not related to the economic performance of a Loan, and any significant deterioration in the market for selling Loans.
(c)    Company will have access to view the balances of the Risk Reserve Account. Bank may debit the Risk Reserve Account for amounts for which Company is liable to Bank under this Agreement or the Servicing Agreement, except to the extent Company disputes such amounts in good faith pursuant to Section 10.20 in a writing delivered by Company to Bank that sets forth in reasonable basis the nature of Company’s dispute.

(d)    Bank will provide Company with at least two (2) Business Days advance written or electronic notice before debiting any undisputed amounts from the Risk Reserve Account. Company will replenish any undisputed amounts to the Risk Reserve Account within five (5) Business Days after such notice from Bank, up to the Risk Reserve Minimum Amount.
(e)    If Bank or a Regulatory Authority finds that the required Risk Reserve Minimum Amount is not sufficient to cover the risks collateralized by the Risk Reserve Account, Bank shall immediately provide written notice to Company of such finding and the amount that Bank or such Regulatory Authority determines will be a sufficient reserve to mitigate such risks, along with such additional documentation and substantiation of such amount as Company may reasonably request, to the extent not prohibited by such Regulatory Authority. Upon receipt of such notice, Company shall have thirty (30) days to increase the Risk Reserve Account to the amount determined to be sufficient by Bank or such Regulatory Authority, and this amount shall then become the Risk Reserve Minimum Amount. If Company has not increased the amount of the Risk Reserve Account within such thirty (30) day period, Bank may terminate this Agreement immediately upon written notice to Company. Notwithstanding the above, if the increase is not at the direct and specific request of a Regulatory Authority, Bank shall have the right to require an increase in the Risk Reserve Account only if an adverse material change occurs with respect to (i) the financial condition of Company, or (ii) the risks the Risk Reserve Account is intended to protect against as described in Section 5.3(b), and in either case, only to the extent the increase is reasonable in relation to such adverse material change. If the Regulatory Authority requiring an increase to the Risk Reserve Account does not specify the amount of increase, Bank’s determination of the amount of increase shall be reasonable in relation to the finding from the Regulatory Authority prompting such increase.
(f)    At any time that the Risk Reserve Minimum Amount is increased above [****], Company shall have the right to terminate this Agreement.
Section 5.4.    Performance Reserve Account. Company and Bank shall establish the Performance Reserve Account as further described in Section 2.4 (Performance Reserve Account) of Exhibit G (Compensation).
ARTICLE VI

EXPENSES
Section 6.1.    Expenses. Except as otherwise set forth in the Program Documents, each Party shall pay its own expenses (including, without limitation, the fees and expenses of the Party’s agents, representatives, counsel, and accountants) incidental to the preparation and performance of such Party’s obligations under the Program Documents.
Section 6.2.    Taxes. Each Party shall be responsible for payment of any federal, state, or local taxes or assessments applicable to such Party associated with the performance of its obligations under this Agreement and for compliance with all filing, registration and other requirements applicable to such Party with regard thereto.
ARTICLE VII

TERM
Section 7.1.    Term. This Agreement shall be effective on the Effective Date and shall continue in full force and effect through the date five (5) years following the Effective Date (the “Initial Term”), unless terminated as provided in Section 8.1 of this Agreement. The termination of this Agreement shall not terminate, effect or impair any rights, obligations or liabilities of either Party hereto that may accrue prior to such termination or that, under the terms of this Agreement, continue after the termination.
Section 7.2.    Renewal. After the Initial Term, the Agreement shall automatically renew for successive terms of two (2) years each (each a “Renewal Term” and, collectively, the Initial Term and Renewal Term(s) shall be referred to as the “Term”), unless either Party provides written notice to the other of its intent to terminate this Agreement at least one hundred eighty (180) days prior to the end of the Initial Term or any Renewal Term.
ARTICLE VIII

TERMINATION
Section 8.1.    Termination.
(a)    A Party shall have the right to terminate this Agreement upon written notice to the other Party in any of the following circumstances:
(i)    if the other Party shall default in any material respect in the performance of any obligation or undertaking under this Agreement (so long as the failure is not due to the actions or failure to act of the terminating Party) and such failure, if curable, continues for a period of (A) in the case of a failure involving the payment of any amount due hereunder or violation of Applicable Laws, ten (10) days after the non-performing Party receives written notice from the terminating Party specifying such failure, and (B) in the case of any other failure, thirty (30) days after the non-performing Party receives written notice from the terminating Party specifying such failure; provided, however, that either Party shall have the right, in its sole discretion, to terminate this Agreement without giving effect to any cure period (a) [****], or (b) if a cure is not reasonably practicable or possible by its nature or within the cure period specified above;
(ii)    by Bank, if any other Program Document is terminated for cause due to the actions or inactions of Company (for avoidance of doubt, if any Program Document is terminated due to the breach of Company’s representations, covenants or obligations under such Program Document and such termination is likely to have a material adverse effect on the Program or Bank, the breach by Company under such Program Document shall also be deemed a breach of this Agreement, provided that (A) any limitation on liability in a Program Document other than this Agreement under which such breach occurs shall apply with respect to any liability under such other Program Document for such breach, and (B) nothing in paragraph (A) shall in any way limit Company’s liability under this Agreement for liability in connection with early termination of this Agreement);
(iii)    by Company, if any other Program Document is terminated for cause due to the actions or inactions of Bank (for avoidance of doubt, if any Program Document is terminated due to the breach of Bank’s representations, covenants or obligations under such Program Document and such termination is likely to have a material adverse effect on the Program or Company, the breach by Bank under such Program Document shall also be deemed a breach of this Agreement, provided that (A) any limitation on liability in a Program Document other than this Agreement under which such breach occurs shall apply with respect to any liability under such other Program Document for such breach, and (B) nothing in paragraph (A) shall in any way limit such breaching Bank’s liability under this Agreement for liability in connection with early termination of this Agreement);
(iv)    by Bank, if any other Program Document is terminated for any reason other than due to Bank’s failure to perform its obligations under such agreement, but only if the termination is likely to have a material adverse effect on the Program or Bank and the Parties have been unable to negotiate, to Bank’s reasonable satisfaction, a replacement solution for the obligations to be performed under such Program Document prior to the date such Program Document is terminated;
(v)    if any representation or warranty made by the other Party in this Agreement is incorrect in any material respect and is not corrected within thirty (30) days after written notice thereof has been given to such other Party;
(vi)    if the other Party commences a voluntary action or other proceeding seeking reorganization, liquidation, or other relief with respect to itself or its debts under any bankruptcy, insolvency, receivership, conservatorship or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, conservator, custodian, or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of a trustee, receiver, liquidator, conservator, custodian, or other similar official or to any involuntary action or other proceeding commenced against it, and such action is not dismissed or stayed within thirty (30) days of its commencement; or
(vii)    immediately, if the other Party becomes subject to an involuntary action or other proceeding, whether pursuant to banking regulations or otherwise, seeking reorganization, liquidation, debt arrangement, dissolution, winding up, receivership or composition or readjustment of debts or other relief with respect to it or its debts under any bankruptcy, insolvency, reorganization, winding up, receivership, conservatorship, composition or adjustment of debts or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, conservator, custodian, or other similar official of it or any substantial part of its property; or an order for relief shall be entered against either Party under the federal bankruptcy laws as now or hereafter in effect.
(viii)     upon thirty (30) days’ written notice to the other Party, or earlier if necessary to avoid the potential for material loss to the terminating Party, if a Change of Control Event shall have occurred with respect to Company or Bank, with the exception of a Change of Control Event to any Person or “group” (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder) (A) whose stock is publicly traded on a national stock exchange or (B) has a net worth and cash flow as of the date of the Change of Control Event at least as much as the net worth and cash flow of such other Party, and, in each case (C) is not currently subject to any written order or action by any Regulatory Authority that presents increased reputational, credit, compliance or safety and soundness risks for the first Party and (D) complies with the first Party’s current written due diligence requirements.
(b)    A Party has the right to terminate this Agreement immediately upon written notice to the other Party if such Party determines in its reasonable discretion, based on an opinion of counsel that is familiar with Applicable Laws, that the activities of the Parties contemplated under this Agreement or the Program are illegal under or prohibited by any Applicable Laws, provided, however, that (i) the illegality or violation of Applicable Laws was not caused by the terminating Party’s failure to perform its obligations under the Program Documents; (ii) to the extent practicable under the circumstances, prior to the termination, the Parties shall work together in good faith for a period of thirty (30) days to determine if the impacted Program or activities of the Parties under this Agreement can be modified in such a way as to enable the continuation of the impacted Program or activities without violation of such Applicable Laws; and (iii) if the illegality or prohibition is a state or local rule, the right to discontinue the Program shall be limited to discontinuance only in those states or localities affected by such Applicable Laws without terminating this Agreement in its entirety.
(c)    A Party shall have the right to terminate this Agreement upon written notice to the other Party if (i) any Regulatory Authority having jurisdiction over the terminating Party requests or requires that such Party terminate this Agreement, or (ii) if Bank determines in its reasonable discretion that the continuing operation of the Program will materially adversely affect the safety and soundness of Bank, provided that, in the case of (c)(i) to the extent practicable under the circumstances, prior to the termination, the Parties shall work together in good faith for a period of thirty (30) days to determine if the impacted Program(s) or activities of the Parties contemplated under this Agreement can be modified in such a way as to resolve the concerns of the Regulatory Authority.

Notwithstanding anything to the contrary in this Section 8.1, in the event that a termination event occurs that impacts only a particular state or states, but does not otherwise have a material adverse effect on the Program in other states, the Parties agree that such termination event will apply solely with respect to the impacted state or states; provided, however, that the Parties shall negotiate in good faith to determine whether the Program can continue to be offered in such impacted state, and take agreed upon steps to modify or wind down such Program in such state, as applicable.
(d)    Bank Suspension. In addition to the termination rights provided in this Section 8.1, Bank shall have the right, upon the giving of written notice to Company, to decrease Loan originations, temporarily or permanently suspend the Program (in whole or in part) or decrease the Maximum Facility Amount or Maximum Retained Amount in Bank’s sole discretion if Bank determines that (i) such action is required to respond to criticism or a directive from a bank regulator or (ii) any activities of Company, any Subcontractor, any Loan Production Office, any Purchaser, or any aspect of the Program or this Agreement results in or could result in (A) a material violation of Applicable Laws or (B) a material risk to the safety and soundness of Bank; and provided that in the case of either (i) or (ii) in this subsection, the circumstances giving rise to Bank’s suspension rights cannot be alleviated by the good faith consultation between Company and Bank within a reasonable time after written notice from Bank to Company of Bank’s exercise of its rights under this subsection.
Section 8.2.    Effect of Termination. Upon the termination of a Program or this Agreement:
(a)    The Parties will cooperate in good faith to ensure the orderly winddown of each Party’s obligations under this Agreement as soon as commercially practicable, which may include, at Bank’s option, continued servicing by Company of Retained Loans until they are paid in full or become Charged-Off Loans or purchase by Company of the outstanding Retained Loans at the Purchase Price. Each Party acknowledges that the main goals during the winddown period are (i) to avoid harm or inconvenience to Borrowers and Loan Applicants by minimizing any possible burdens or confusion, (ii) to minimize operating costs, and (iii) to protect and enhance the names and reputations of the Parties.
(b)    Bank shall terminate the origination and funding of any new Loans under such Program or this Agreement.
(c)    Company shall cease marketing such Program or under this Agreement and the solicitation of new Borrowers thereunder.
(d)    Each Party shall immediately discontinue the use of the other Party’s Marks except in connection with Loans made or funded prior to the termination of the Agreement.
(e)    Except as otherwise required by Applicable Laws or a Regulatory Authority or mutually agreed upon by the Parties, Bank and Company shall continue to be bound by the terms of the Program Documents until the wind-down of each Party’s obligations under the Program Documents has been completed (regardless of whether the Term has expired or been terminated) including, but not limited to the terms of this Agreement for the Waterfall; provided, however, Company’s obligation to pay fees pursuant to Section 1.4 of Schedule G shall not continue during the wind-down after non-renewal or termination of this Agreement.
(f)    Termination Costs. Except as specifically set forth in this Agreement or the agreed upon plan for winddown, each Party shall bear its own outofpocket costs and expenses associated with the winddown of this Agreement. Notwithstanding the foregoing, if either Party terminates this Agreement for cause as permitted under Section 8.1 due to the actions or inactions of the other Party, such breaching Party shall pay, or the non-breaching Party may withhold from any amounts due, the breaching Party all costs associated with notifying impacted Borrowers and Loan Applicants, and any amounts payable to third-party service providers to ensure the provision of their services continue through the completion of the winddown plan, any deconversion costs, liquidated damages, termination fees or ongoing servicing fees payable to any Subcontractor that would not have been incurred by the non-breaching Party but for the related Program, and all other out-of-pocket costs and expenses reasonably incurred by the non-breaching Party in connection with the winddown activities described in this Section 8.2(f).
(g)    Communications. Except as required for a Party to comply with Applicable Laws or direction from a Regulatory Authority, in no event will any Party make any public statement or customer communication regarding the termination or wind-down of this Agreement or Program without the express prior written approval of the other Party, which approval shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, the Parties agree that each Party may communicate the termination or expiration of this Agreement with any Subcontractor with which Company has contracted to provide any third-party services with regard to a Program.
(h)    Release of Funds in the Risk Reserve Account. Upon termination of the Program, Bank shall release to Company the balance of funds remaining in the Risk Reserve Account [****] after the wind-down of the Program has been completed.
(i)    Release of Funds in the Performance Reserve Account. Upon termination of the Program, Company may, at its option, (i) purchase the Retained Loan portfolio, in which case Bank shall release to Company any remaining funds held in the Performance Reserve in accordance with the sale of assets, or (ii) decline to exercise its right of first offer pursuant to Section 2.3(b)(ii), in which case Bank shall release to Company any remaining funds held in the Performance Reserve upon receipt of the purchase price for each Retained Loan purchased by an Other Buyer.
Section 8.3.    Retained Loans Transfers. In the event that a Program Document between Bank and Company is terminated for any reason other than a breach by Bank, Company shall buy, or arrange for a third party to purchase, all Loans held by Bank upon termination of the Program Document regardless of whether the Loan is being held by Bank during a Holding Period or as a Retained Loan. Any potential Third-Party Purchaser under this section is subject to approval of Bank, such approval not to be unreasonably withheld, delayed or denied. The Parties agree that loan transfers under this Section 8.3 are Transfer Events and are part of the orderly wind-down of the Program required by this Agreement. The Parties will follow the Transfer Event provisions set forth in Section 3.5 when transferring Loans held by Bank under this Section 8.3.

ARTICLE IX

REPRESENTATIONS AND WARRANTIES
Section 9.1.    Company’s Representations and Warranties. Company makes the following warranties and representations to Bank, each of which shall be made continuously during this Agreement:
(a)    This Agreement is valid, binding and enforceable against Company in accordance with its terms, except (i) as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other similar laws now or hereafter in effect, which may affect the enforcement of creditors’ rights in general, and (ii) as such enforceability may be limited by general principles of equity (whether considered in a suit at law or in equity) and Company has received all necessary approvals and consents for the execution, delivery and performance by it of this Agreement.
(b)    Company is duly organized, validly existing, and in good standing under the laws of the state of its organization and is authorized, registered and licensed to do business in each state in which the nature of its activities requires such authorization, registration or licensing.
(c)    Company has the full corporate power and authority to execute and deliver this Agreement and perform all of its obligations hereunder.
(d)    The execution of this Agreement and the performance of all actions required or contemplated to be taken by Company hereunder are within the ordinary course of Company’s business and in compliance with Applicable Laws.
(e)    The provisions of this Agreement and the performance of each of Company’s obligations hereunder do not conflict with Company’s organizational or governing documents, or any material agreement, contract, lease, order or obligation to which Company is a party or by which Company is bound, including any exclusivity or other provisions of any other agreement to which Company or any related entity is a party, and including any non-compete agreement or similar agreement limiting the right of Company to engage in activities competitive with the business of any other party.
(f)     Except as licensed or otherwise permitted, Company does not use the intellectual property, trade secrets or other confidential business information of any third party in connection with the development of the Program Materials and Advertising Materials or in carrying out its obligations or exercising its rights under this Agreement.

(g)    Other than as previously disclosed to Bank in writing prior to the Effective Date, none of Company nor any principal thereof has been or is the subject of any of the following that would have a material adverse effect on the Program or Company’s ability to perform its obligations hereunder:
(i)    An enforcement agreement, memorandum of understanding, cease and desist order, administrative penalty or similar agreement concerning lending matters, or participation in the affairs of a financial institution;
(ii)    An administrative or enforcement proceeding or investigation commenced by the Securities Exchange Commission, a state securities regulatory authority, Federal Trade Commission, any banking regulator or any other state or federal Regulatory Authority, with the exception of routine communications from a Regulatory Authority concerning a consumer complaint and routine examinations of Company conducted by a Regulatory Authority in the ordinary course of Company’s business; or
(iii)    A restraining order, decree, injunction or judgment in any proceeding or lawsuit alleging fraud or deceptive practices on the part of Company or any principal thereof.
For purposes of this Section 9.1(g) the word “principal” of Company shall include (i) any person owning or controlling ten percent (10%) or more of the voting power of Company, (ii) any officer or director of Company and (iii) any person actively participating in the control of Company’s business.
(h)     Other than as previously disclosed to Bank in writing prior to the Effective Date, there are no investigations or proceedings pending threatened against Company (or any of its Affiliates) (i) seeking to prevent the completion of any of the transactions contemplated pursuant to this Agreement (ii) asserting the invalidity or unenforceability of this Agreement, (iii) seeking any determination or ruling that would adversely and materially affect the performance by Company of its obligations under the Program Documents, (iv) seeking any determination or ruling that would adversely and materially affect the validity or enforceability of the Loans or this Agreement or (v) that would have a materially adverse financial effect on Company, or its operations if resolved adversely to it.
(i)    Unless otherwise prohibited by Applicable Laws or a Regulatory Authority, Company shall promptly notify Bank of any action, suit, litigation, proceeding, facts and circumstances, and of all tax deficiencies and other proceedings before governmental bodies or officials affecting Company (or its Affiliates or a Loan Production Office), and the threat of reasonable prospect of same, which (i) relate to a Program or this Agreement, (ii) might give rise to any indemnification obligation pursuant to Article X or (iii) might materially and adversely affect Company’s ability to perform its obligations under this Agreement.

(j)    Neither Company nor any of its Affiliates, any of its or its Affiliates’ respective officers, directors or members is a Person (or to Company’s knowledge, is owned or controlled by a Person) that (i) is listed on any Government Lists, (ii) has been determined by competent authority to be subject to the prohibitions contained in Presidential Executive Order No. 13224 (Sept. 23, 2001) or any other similar prohibitions contained in the rules and regulations of OFAC or in any enabling legislation or other Presidential Executive Orders in respect thereof, (iii) has been previously indicted for or convicted of any felony involving a crime or for any Patriot Act Offense, (iv) has been advised that they are currently under investigation by any Governmental Authority for an alleged felony, (v) is otherwise the target of U.S. economic sanctions laws to the extent that a U.S. Person cannot deal or otherwise engage in business transactions with such Person, or (vi) is controlled by (including by virtue of such Person being a director or owning voting shares or interests), or acts, directly or indirectly, for or on behalf of, any Person on any Government Lists or a foreign government that is the target of U.S. economic sanctions prohibitions such that the entry into, or performance under, this Agreement or any other Program Document would be prohibited under Applicable Laws. For purposes hereof, the term “Patriot Act Offense” means any violation of the criminal laws of the United States of America or of any of the several states, or that would be a criminal violation if committed within the jurisdiction of the United States of America or any of the several states, relating to terrorism or the laundering of monetary instruments, including any offense under (A) the criminal laws against terrorism; (B) the criminal laws against money laundering, (C) the Bank Secrecy Act, as amended, (D) the Money Laundering Control Act of 1986, as amended, (the “Anti-Money Laundering Laws”) or (E) the Patriot Act. “Patriot Act Offense” also includes the crimes of conspiracy to commit, or aiding and abetting another to commit, a crime that constitutes a Patriot Act Offense.
(k)    Company and each of its Affiliates and Subcontractors are, in connection with the Program, in compliance in all material respects with Company’s Bank-approved Bank Secrecy Act, Anti-Money Laundering, and OFAC Policy.
(l)    Company is in compliance in all material respects with all Applicable Laws and agrees to maintain policies and procedures relating to all Applicable Laws that are reasonably acceptable to Bank, including procedures relating to periodic training and on-going monitoring of Company, each Program, and its Subcontractors.
(m)    Company has a CMS in place that is designed to reasonably ensure compliance with the terms of this Agreement, including all Program Guidelines, Applicable Laws, and the standards established by the Consumer Financial Protection Bureau, that includes but is not limited to management of consumer complaints filed with Company that provides Company with the ability to track and respond to consumer complaints and update the Consumer Financial Protection Bureau company portal within the required time period.
(n)    Company is solvent and has the financial capacity to perform its obligations under the Program Documents to which it is a party.

(o)    Company, with its Affiliates, has in full force and effect and will maintain at its sole expense, insurance in such amounts and with such terms, as set forth in Exhibit H. Policies are held with financially sound and reputable insurance companies acceptable to Bank, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar activities; provided that it is understood and agreed that such insurance may have higher deductibles than the deductibles customarily carried by such similar companies.
(p)    All information heretofore or hereafter furnished by or on behalf of Company to Bank in connection with a Loan (other than information provided by a Loan Applicant, Borrower or other third party) is true and correct in all material respects. Company shall make commercially reasonable efforts to promptly correct any incorrect or inaccurate information furnished by it following discovery thereof by Company.
Section 9.2.    Bank’s Representations and Warranties. Bank makes the following warranties and representations to Company, each of which shall be made continuously during this Agreement:
(a)    This Agreement constitutes a valid and binding obligation of Bank, enforceable against Bank in accordance with its terms except (i) to the extent that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other similar laws now or hereafter in effect, which may affect the enforcement of creditors’ rights in general, and (ii) as such enforceability may be limited by general principles of equity (whether considered in a suit at law or in equity) and Bank has received all necessary approval and consents, to the extent applicable, for the execution, delivery and performance by it of this Agreement.
(b)    Bank is a national bank, duly organized, validly existing, and in good standing under federal law, and is authorized, registered and licensed to do business in each state in which the nature of its activities makes such authorization, registration or licensing necessary or required.
(c)    Bank has full corporate power and authority to execute, deliver and perform all of its obligations under this Agreement.
(d)    The execution of this Agreement and the performance of all actions required or contemplated to be taken by Bank hereunder are within the ordinary course of Bank’s business and not prohibited by Applicable Laws.
(e)    The provisions of this Agreement and the performance of each of Bank’s obligations hereunder do not conflict with Bank’s organizational or governing documents, or any material agreement, contract, lease, order or obligation to which Bank is a party or by which Bank is bound, including any exclusivity or other provisions of any other agreement to which Bank or any related entity is a party, and including any non-compete agreement or similar agreement limiting the right of Bank to engage in activities competitive with the business of any other party.

(f)    Other than as previously disclosed to Company in writing prior to the Effective Date, there are no investigations or proceedings pending threatened against Bank (or any of its Affiliates) (i) seeking to prevent the completion of any of the transactions contemplated pursuant to this Agreement (ii) asserting the invalidity or unenforceability of this Agreement, (iii) seeking any determination or ruling that would adversely and materially affect the performance by Bank of its obligations under the Program Documents, (iv) seeking any determination or ruling that would adversely and materially affect the validity or enforceability of the Loans or this Agreement or (v) that would have a materially adverse financial effect on Bank, or its operations if resolved adversely to it.
(g)    Unless otherwise prohibited by Applicable Laws or a Regulatory Authority, Bank shall promptly notify Company of any action, suit, litigation, proceeding, facts and circumstances, and of all tax deficiencies and other proceedings before governmental bodies or officials affecting Bank (or its Affiliates), and the threat of reasonable prospect of same, which (i) relate to a Program or this Agreement, (ii) might give rise to any indemnification obligation pursuant to Article X or (iii) might materially and adversely affect Bank’s ability to perform its obligations under this Agreement.
(h)    Other than as previously disclosed to Company in writing prior to the Effective Date, neither Bank nor any principal thereof has been or is the subject of any of the following that would have a material adverse effect on Bank’s ability to perform its obligations hereunder:
(i)    An enforcement agreement, memorandum of understanding, cease and desist order, administrative penalty or similar agreement concerning lending matters, or participation in the affairs of a financial institution;
(ii)    An administrative or enforcement proceeding or investigation commenced by the Securities Exchange Commission, a state securities regulatory authority, Federal Trade Commission, any banking regulator or any other state or federal Regulatory Authority, with the exception of routine communications from a Regulatory Authority concerning a consumer complaint and routine examinations of Bank conducted by a Regulatory Authority in the ordinary course of Bank’s business; or
(iii)    A restraining order, decree, injunction or judgment in any proceeding or lawsuit alleging fraud or deceptive practices on the part of Bank or any principal thereof.
For purposes of this Section 9.2(f) the word “principal” of Bank shall include (i) any person owning or controlling ten percent (10%) or more of the voting power of Bank, (ii) any officer or director of Bank and (iii) any person actively participating in the control of Bank’s business.
(i)    Bank is solvent and it does not believe, nor does it have any reason or cause to believe, that it cannot perform its obligations contained in this Agreement.

(j)    Excluding any compliance obligations, the performance of which Bank has delegated to Company pursuant to the terms of this Agreement, Bank is otherwise in compliance in all material respects with all Applicable Laws so as not to have a material adverse effect on the Loans, including the Retained Loans and Bank has not delegated any obligations on its part in connection with the permissibility of the exportation of South Dakota rates to the Loans.
(k)    Bank is located in South Dakota for purposes of 12 U.S.C. § 1463(b) or 12 U.S.C § 85, as applicable, and, as of the Effective Date, has the authority under such section to charge interest allowed by the laws of South Dakota on a Loan made to a Borrower who resides anywhere in the United States.

ARTICLE X

MISCELLANEOUS
Section 10.1.    Indemnification.
(a)    Indemnification by Company. Except to the extent of any Losses (as herein defined) which arise from the material breach of this Agreement by Bank or an Affiliate of Bank or by gross negligence, bad faith or willful misconduct on the part of Bank or its Affiliates, Company shall be liable to and shall indemnify and hold harmless Bank and its respective shareholders, directors, officers, employees, agents and Affiliates and permitted assigns from and against any and all Losses arising out of (i) the failure of Company or any Subcontractor of Company to comply with any of the terms and conditions of this Agreement or the Program Guidelines, (ii) the inaccuracy of any covenant, representation or warranty made by Company herein, (iii) a failure of Company or any of Company’s Subcontractors to comply, in respect of its obligations in connection with the Program hereunder, with any Applicable Laws, and/or (iv) any claim that the method of delivery to a Loan Applicant or Borrower of Loan Documents or Program Materials by Company or the population of the Loan-specific data in the Loan Documents or Program Materials by Company was improper, inaccurate or in violation of any Applicable Laws or Program Guidelines, or Information Security Incident with respect to the systems maintained by Company or its Subcontractors.
(b)    Indemnification by Bank. Except to the extent of any Losses (as herein defined) which arise from the material breach of this Agreement by Company, an Affiliate of Company, or a Subcontractor of Company, or by gross negligence, bad faith or willful misconduct on the part of Company, its Affiliates, or Company’s Subcontractors, Bank shall be liable to and shall indemnify and hold harmless Company and its directors, officers, employees, agents and Affiliates and permitted assigns from and against any and all Losses arising out of (i) the failure of Bank or any Subcontractor of Bank (other than Company or Company’s Subcontractors) to comply with any of the terms and conditions of this Agreement or the Program Guidelines, (ii) the inaccuracy of any covenant, representation or warranty made by Bank herein, (iii) a failure of Bank or any of its

Affiliates to comply, in respect of its obligations in connection with the Program hereunder, with any Applicable Laws, and (iv) any Information Security Incident with respect to the systems maintained by Bank or its subcontractors and Affiliates.
(c)    Losses Defined. For the purposes of this Agreement, the term “Losses” shall mean all direct out-of-pocket costs, damages, losses, fines, penalties, judgments, settlements and expenses whatsoever, including, without limitation, reasonable outside attorneys’ fees and disbursements and court costs reasonably incurred by the indemnified Party in connection with any judicial, administrative, or other proceeding or claim made by a third party; provided, however, that no Party shall suffer a Loss until a claim has been (i) finally resolved by a court or other adjudicatory body, without recourse to or abandonment of further appeal, or (ii) settled with the consent of both Parties.
(d)    Notice of Claims. In the event any claim is made, any suit or action is commenced or any Party comes to possess knowledge of a state of facts that, if not corrected, would give rise to a right of indemnification of a Party hereunder by the other Party, the indemnified Party will give notice to the indemnifying Party as promptly as practicable, but, in the case of lawsuit, in no event later than the time necessary to enable the indemnifying Party to file a timely answer to the complaint. The indemnified Party shall make available to the indemnifying Party and its counsel and accountants at reasonable times and for reasonable periods, during normal business hours, all books and records of the indemnified Party relating to any such possible claim for indemnification, and each Party hereunder will render to the other such assistance as it may reasonably require of the other (at the expenses of the Party requesting assistance) in order to ensure prompt and adequate defense of any suit, claim or proceeding based upon a state of facts which may give rise to a right of indemnification hereunder.
(e)    Defense and Counsel. Subject to the terms hereof, the indemnifying Party shall defend any suit, claim or proceeding for which the indemnified Party has the right to indemnification under this Section 10.1. The indemnifying Party shall notify the indemnified Party via email, with a copy by mail, within ten (10) days of having been notified pursuant to this Section 10.1 that the indemnifying Party has employed counsel to assume the defense of any such claim, suit or action. The indemnifying Party shall institute and maintain any such defense diligently and reasonably using experienced counsel reasonably approved by the indemnified Party and shall keep the indemnified Party fully advised of the status thereof. The indemnified Party shall have the right to employ its own counsel if the indemnified Party so elects to assume such defense, but the fees and expense of such counsel shall be at the indemnified Party’s expense unless: (i) the employment of such counsel shall have been authorized in writing by the indemnifying Party; (ii) such indemnified Party shall have reasonably concluded that the interests of such Parties are conflicting such that it would be inappropriate for the same counsel to represent both Parties or shall have reasonably concluded that the ability of the Parties to prevail in the defense of any claim are improved if separate counsel represents the indemnified Party (in which case the indemnifying Party shall not have the right to direct the defense of such action on behalf of the indemnified Party if the indemnified Party shall have reasonably concluded that it is necessary to institute separate litigation, whether in the same or another court, in order to defend the claims asserted against it); or (iii) the indemnifying Party shall not have employed counsel reasonably acceptable to the indemnified Party to take charge of the defense within ten (10) days of having been notified of the claim pursuant to this Section 10.1.
(f)    Settlement of Claims. The indemnifying Party shall have the right to compromise and settle any suit, claim, or proceeding in the name of the indemnified Party; provided, however, that the indemnifying Party shall not compromise or settle a suit, claim, or proceeding (i) unless it indemnifies the indemnified Party for all Losses arising out of or relating thereto and (ii) with respect to any suit, claim or proceeding which (A) seeks any non-monetary relief or (B) does not provide for the unconditional release of the indemnified Party without any admission of fault, culpability or failure to act by or on behalf of the indemnified Party in connection with all matters relating to such suit, claim or proceeding that have been asserted against the indemnified Party in such suit, claim or proceeding by the other parties to such settlement and for which indemnification may be sought hereunder, without the consent of the indemnified Party, which consent shall not unreasonably be withheld, conditioned or delayed. Any final judgment or decree entered on or in, any claim, suit or action for which the indemnifying Party did not assume the defense in accordance herewith, shall be deemed to have been consented to by, and shall be binding upon, the indemnifying Party as fully as if the indemnifying Party had assumed the defense thereof and a final judgment or decree had been entered in such suit or action, or with regard to such claim, by a court of competent jurisdiction for the amount of such settlement, compromise, judgment or decree.
(g)    Indemnification Payments. Amounts owing under this Section 10.1 shall be paid promptly upon written demand for indemnification containing in reasonable detail the facts giving rise to such Losses; provided, however, that if the indemnifying Party notifies the indemnified Party within thirty (30) days of receipt of such demand that it disputes its obligation to indemnify, or the Losses being claimed, and the Parties are not otherwise able to reach agreement, the controversy shall be settled as described in Section 10.22.
Section 10.2.    Limitation of Liability. NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, CONSEQUENTIAL, OR EXEMPLARY DAMAGES OR LOST PROFITS (EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES) ARISING OUT OF OR IN CONNECTION WITH THE PROGRAM DOCUMENTS; PROVIDED, HOWEVER, THAT NOTIFICATION RELATED COSTS SHALL NOT BE DEEMED INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, CONSEQUENTIAL, OR EXEMPLARY DAMAGES and further provided that the limitations set forth in this Section shall not apply to or in any way limit the damages or other losses RELATING TO AN INFORMATION SECURITY INCIDENT or for which a Party is entitled to be indemnified by the other Party or any other Person under this Agreement in connection with a third-party claim.

Section 10.3.    Governing Law. This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Delaware and the obligations, rights and remedies of the Parties hereunder shall be determined in accordance with the laws of the State of Delaware, without regard to conflicts of law principles. Any action or proceeding brought by a Party seeking to enforce any provision of, or based on any right arising out of, this Agreement shall only be brought against the other Party in the federal courts in Delaware, and each of the Parties hereby consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein.
Section 10.4.    Confidential Information.
(a)    In performing its obligations pursuant to this Agreement, a Party may disclose to the other Party, either directly or indirectly, in writing, orally or by inspection of intangible objects (including, without limitation, documents), certain confidential or proprietary information including, without limitation, the names and addresses of a Party’s customers, marketing plans and objectives, research and test results, and other information that is confidential and the property of the Party disclosing the information, and in the case of Company, shall include highly confidential information as defined in the HCI-NDA (“Confidential Information”). The Parties agree that the term Confidential Information of a Party shall also include the following with respect to such Party: (i) all business information (including products and services, employee information, business models, know-how, strategies, designs, reports, data, research, financial information, pricing information, corporate client information, market definitions and information, and business inventions and ideas), and (ii) all technical information (including software, algorithms, models, developments, inventions, processes, ideas, designs, drawings, engineering, hardware configuration, and technical specifications, including, but not limited to, computer terminal specifications, the source code developed from such specifications, all derivative and reverse-engineered works of the specifications, and the documentation and software related to the source code, the specifications and the derivative works). This Agreement shall be the Confidential Information of both Parties and the Underwriting Guidelines shall be the Confidential Information of Bank.
(b)    Each Party agrees that Confidential Information of the other Party shall be used by such Party solely in the performance of its obligations and exercise of its rights under the Agreement and the Program Documents and as allowed by Applicable Laws. Except as required by Applicable Laws or legal process, no Party (the “Restricted Party”) shall disclose Confidential Information of the other Party (the “Disclosing Party”) to third parties; provided, however, that the Restricted Party may disclose Confidential Information of the Disclosing Party (i) to the Restricted Party’s Affiliates, agents, directors, representatives, auditors, accountants, professional advisors or Subcontractors with a need to know such Confidential Information for the sole purpose of fulfilling the Restricted Party’s obligations under the Program Documents (as long as the Restricted Party exercises reasonable efforts to prohibit any further disclosure by such third parties), provided that in all events, the Restricted Party shall be responsible for any breach of the confidentiality obligations hereunder by any of its Affiliates, agents, representatives, auditors, accountants, professional advisors, or Subcontractors, (ii) to the Restricted Party’s auditors, accountants and other professional advisors with a need to know such Confidential Information, as long as the Restricted Party exercises reasonable efforts to prohibit any further disclosure by such third parties, provided that in all events, the Restricted Party shall be responsible for any breach of the confidentiality obligations hereunder by such third parties; (iii) to a Regulatory Authority or pursuant to a valid subpoena or court order, or (iv) to any other third party as mutually agreed by the Parties.
(c)    A Party’s Confidential Information shall not include information that:
(i)    is generally available to the public (other than due to a breach of this Agreement by the Restricted Party);
(ii)    has become publicly known, without fault on the part of the Restricted Party, subsequent to the Restricted Party’s acquiring the information;
(iii)    was otherwise rightfully known by, or available to, the Restricted Party prior to entering into this Agreement;
(iv)    is independently developed by the Restricted Party without use of or reference to any of the Confidential Information of the Disclosing Party; or
(v)    becomes available to the Restricted Party on a non-confidential basis from a Person, other than a Party to this Agreement, who is not known by the Restricted Party after reasonable inquiry to be bound by a confidentiality agreement with the Party that disclosed the Confidential Information, either directly to the Restricted Party or to the Party that disclosed the Confidential Information to the Restricted Party, or otherwise prohibited from transmitting the information to the Restricted Party.
(d)    Upon written request of a Party after the other Party does not need such Party’s Confidential Information, or upon the termination of this Agreement, each Party shall, within thirty (30) days, return to the other Party (or, upon such other Party’s request, certify to the other Party in writing the destruction of) all Confidential Information of the other Party in its possession that is in any written or recorded form, including by way of example, but not limited to, data stored in any computer medium; provided, however, that either Party may maintain in its possession all such Confidential Information of the other Party required to be maintained under Applicable Laws relating to the retention of records for the period of time required thereunder or stored on such Party’s network as part of standard back-up procedures (provided that such information shall remain subject to the confidentiality provisions of this Section 10.4).
(e)    In the event that a Restricted Party is requested or required (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) to disclose any Confidential Information of the other Party, the Restricted Party shall provide the other Party with prompt notice of such request(s) so that the other Party may seek an appropriate protective order or other appropriate remedy and/or waive the Restricted Party’s compliance with the provisions of this Agreement. In the event that the other Party does not seek such a protective order or other remedy, or such protective order or other remedy is not obtained, or the other Party grants a waiver hereunder, the Restricted Party may furnish that portion (and only that portion) of the Confidential Information of the other Party which the Restricted Party is legally compelled to disclose and shall exercise such efforts to obtain reasonable assurance that confidential treatment shall be accorded any Confidential Information of the other Party so furnished as the Restricted Party would exercise in assuring the confidentiality of any of its own Confidential Information.
(f)    If a Party intends to file this Agreement or any other documents related to the Program as an exhibit to any report or other filing with the U.S. Securities and Exchange Commission (“SEC”), such Party shall file with the SEC an application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, at or about the time of such filing; provided, however, that no such filing shall be deemed to violate this Section 10.4. If a Party intends to file or files this Agreement or any other documents related to the Program with any other Governmental Authority, such Party shall take all reasonable efforts to obtain confidential treatment for this Agreement or such other documents; provided, however, that no such filing shall be deemed to violate this Section 10.4. Each Party shall use reasonable efforts to cooperate with the other Party’s attempts to obtain confidential treatment for this Agreement in accordance with this subsection (f).
(g)     Except as otherwise provided in this Agreement, as between Company and Bank, Bank shall own all Customer Information, Program Records and Borrower relationships with respect to the Loans for so long as Bank holds title to such Loans and, subject to the provisions of this Agreement and Applicable Laws, shall have all rights, powers and privileges with respect thereto. All Customer Information and Program Records shall be the Confidential Information of Bank for so long as Bank holds title to the Loans. Notwithstanding anything to the contrary herein, at no time will Company or its Affiliates (i) represent that the Loans have been originated or funded by any Person other than Bank and (ii) be deprived of any rights it may have to Customer Information subject to the opt-out and notice requirements pursuant to Regulation P or as allowed by Applicable Laws.
(h)    Notwithstanding anything to the contrary in the foregoing and subject to any rights Company may otherwise have to Customer Information pursuant to Regulation P or other Applicable Laws, Company shall be entitled to use any Customer Information obtained in connection with the performance of Company’s obligations under this Agreement for the sole purpose of marketing companion credit products offered by other institutions, so long as such use (i) does not identify Bank, (ii) does not disclose the terms of this Agreement, (iii) does not involve the selling of Customer Data to third parties, (iv) does not violate any Applicable Laws, (v) does not compete with the Loans offered pursuant to and during the Term of this Agreement, and (vi) does not harm the reputation of Bank. The Parties agree to cooperate in good faith to amend the Bank Privacy Notice to permit Bank to share Customer Information with Company for such purpose, including affording Loan Applicants and/or Borrowers a means of opting-out of such sharing. Company shall be responsible for managing and honoring any opt-out requests received from Loan Applicants and/or Borrowers with respect to the Bank Privacy Notice in compliance with Applicable Laws. For avoidance of doubt, the Parties’ rights with respect to information obtained in connection with servicing the Loans are addressed in the Loan Servicing Agreement, and the provisions of this Agreement do not in any way limit such rights described therein. Company’s right to use and disclose Customer Information as described in this Section 10.4 shall survive the termination of this Agreement.
Bank shall not solicit Loan Applicants and/or Borrowers with offerings of financial products that are then-currently offered by or for which Company then-currently provides services without Company’s written consent.

Notwithstanding the above provisions, (i) Bank may make solicitations for services to the public, which may include one or more Loan Applicants or Borrowers; provided, that Bank does not (A) target such solicitations to specific Applicants and/or Borrowers, (B) use or permit a third party to use any list of Loan Applicants and/or Borrowers in connection with such solicitations, or (C) refer to or otherwise use the name of Company; and (ii) Bank shall not be obligated to redact the names of Loan Applicants and/or Borrowers from marketing lists acquired from third parties (e.g. subscription lists) that Bank uses for solicitations.

Notwithstanding the above provisions, Company may make solicitations for financial products that are offered by or for which Company provides services to the public without Bank’s consent, so long as such goods and services are completely independent of the Program.

(i)    Neither Bank nor Company shall make, or cause to be made, any press release or public announcement in respect of the Program or this Agreement or the transactions contemplated hereby, or otherwise communicate with any news media regarding the Program or this Agreement, without the prior consent of the other Party. Bank and Company agree that the foregoing does not limit or restrict any legal or regulatory disclosure obligations of Bank or Company.
Section 10.5.    Privacy Law Compliance; Security Breach Disclosure; Data Security and Business Continuity.
(a)    In addition to the requirements of Section 10.4, each Party understands and agrees that the Customer Information (as defined below) is subject to the GLBA, the CFPB’s Privacy of Consumer Financial Information, 12 CFR §§ 1016.1 et seq., the Standards for Safeguarding Customer Information, 16 CFR Part 314 and any other Applicable Laws regarding the privacy or security of Customer Information (the “Privacy Requirements”). Each Party agrees that it shall comply with the Privacy Requirements and shall cause all of its agents, employees, Affiliates, Subcontractors and any other person or entity acting under such Party’s direction and control that receives the Customer

Information from such Party or from any other source in connection with the Program to comply with the Privacy Requirements. Furthermore, Company shall maintain, at is sole cost and expense, (and shall cause all of its respective agents, employees, Affiliates, Subcontractors and any other person or entity that receives the Customer Information from it to maintain) appropriate administrative, technical and physical safeguards to protect the security, confidentiality and integrity of Customer Information, including, if applicable, maintaining security measures designed to meet the Privacy Requirements. For purposes of this Agreement, “Customer Information” means information concerning Borrowers and Loan Applicants obtained in connection with the Program, including nonpublic personal information (as such term is defined by the GLBA and its implementing regulations, as amended), names, addresses, numbers, account numbers, customer lists, credit scores, and account, financial, telephone transaction information, consumer reports and information derived from consumer reports, that is subject to protection under Applicable Laws. Other than as set forth in this Agreement or in accordance with Applicable Laws, Company shall not disclose or use Customer Information, except to carry out the purposes for which such information has been disclosed to it hereunder or in any other Program Document consistent with the Bank Privacy Notice and subject to the provision of consent by Borrowers and Loan Applicants pursuant to Regulation P. Further, Company shall by written contract require any of its Subcontractors and any other person or entity that receives the Customer Information from it to maintain the confidentiality of said information in a manner no less restrictive than the requirements set forth herein. Nothing contained in this Section 10.5 or elsewhere in this Agreement shall apply to, limit or prohibit the use in any manner of, any Loan Applicant or Borrower information maintained by Company or its Affiliates to the extent such information has been independently obtained by Company or its Affiliates.
(b)    A Party shall immediately inform the other Party in writing of any actual or reasonably suspected material unauthorized access to or acquisition, use, disclosure, modification or destruction of any Customer Information housed on the systems of such Party or its Subcontractors (“Information Security Incident”) of which the notifying Party becomes aware, but in no case later than the end of the following Business Day after it becomes aware of the Information Security Incident. Such notice shall summarize in reasonable detail, to the extent reasonably known or identified by notifying Party, (i) the nature of the Information Security Incident, (ii) the type of information at risk, and (iii) what Remediation Efforts (as defined below) the notifying Party took or, to the extent known, will take to prevent further non-permitted or violating uses, unauthorized access, or disclosures. Notwithstanding any other provision of this Agreement, each Party will undertake and pay for all Remediation Efforts at its sole expense with respect to Information Security Incidents of the systems maintained by such Party or its Subcontractors and any other person or entity that receives the Customer Information from it. “Remediation Efforts” will mean any activity designed to remediate, directly or indirectly, an Information Security Incident which may be required by Applicable Laws or which may otherwise be necessary, reasonable or appropriate under the circumstances, and including, but not limited to, all claims, fees and fines levied against the Party that did not experience the Information Security Incident by any party (including, but not limited to,

Regulatory Authorities) because of the Information Security Incident. With respect to any Information Security Incident suffered by Company or its Subcontractors, Company shall promptly take all necessary and advisable corrective actions, and shall cooperate fully with Bank in all reasonable and lawful efforts to prevent, mitigate or rectify such Information Security Incident, including conducting, or having a third party conduct, a forensic investigation of the Information Security Incident, the report of which is satisfactory to Bank. To the extent not prohibited by Applicable Laws, the content of any filings, communications, notices, press releases or reports related to any Information Security Incident must be approved by Bank in reasonable consultation with Company prior to any press publication or communication to any unaffiliated third party thereof.
(c)    Upon the occurrence of an Information Security Incident involving nonpublic personal information in the possession, custody or control of a Party or for which a Party is otherwise responsible, such Party shall reimburse the other Party on demand for all Notification Related Costs (defined below) incurred by such other Party arising out of or in connection with any such Information Security Incident. “Notification Related Costs” shall include all internal and external costs associated with investigating, addressing and responding to the Information Security Incident, including but not limited to: (i) preparation and mailing or other transmission of notifications or other communications to consumers, employees or others as such other Party deems reasonably appropriate; (ii) establishment of a call center or other communications procedures in response to such Information Security Incident (e.g., customer service FAQs, talking points and training); (iii) public relations and other similar crisis management services; (iv) legal, consulting, forensic expert and accounting fees and expenses associated with such other Party’s investigation of and response to such incident; and (v) costs for commercially reasonable credit reporting and monitoring services that are associated with legally required notifications or are advisable under the circumstances.
(d)    In addition, neither Party shall make any material changes to its security procedures and requirements affecting the performance of its obligations hereunder which would materially lessen the security of its operations or materially reduce the confidentiality of any databases and information maintained with respect to Borrowers and Loan Applicants without the prior written consent of Bank.
(e)    The systems maintained by Company as described in this Section 10.5 shall be reviewed and tested annually by an independent third party (or, with the consent of Bank, not to be unreasonably withheld, an independent, internal review and test by Company), and the results of such audit shall be promptly reported to Bank. To the extent material deficiencies are identified in any such audit, Company shall remediate such deficiencies as soon as commercially practicable. Company shall have in place at all times internal control processes reasonably designed to ensure compliance with Applicable Laws and shall, commencing in 2021, forward (or cause to be forwarded) to Bank promptly upon request, a copy of the most recent SOC 1, Type I and Type II reports (or successor reports on internal controls) or arrange for Bank to coordinate with Bank’s outside auditors to perform testing, in each case, addressing the activities of such party for the previous twelve- (12-) month period (or, in the case of the 2021 review, such shorter applicable period) ending between June 30 and September 30 no later than November 15 of each year. If Company does not deliver such report or reports in accordance with the preceding sentence, Company shall comply, at Company’s sole expense, with Bank’s auditor’s testing and other procedures required in lieu of such report. The SOC 1 reports, as listed on Exhibit I, shall include applicable controls relating to loan system applications functionality and accounting reports reflecting the mechanics of the financial activity in accordance with this Agreement (“Accounting Reports”).
(f)    At all times during the Term and for so long as this Agreement remains in effect, Company shall prepare and maintain disaster recovery, business resumption, and contingency plans appropriate for the nature and scope of the activities of and the obligations to be performed by Company. Company shall ensure that such plans are sufficient to enable Company to resume, as soon as commercially practicable, the performance of its obligations hereunder in the event of a natural disaster, destruction of facilities or operations, utility or communication failures or similar interruption in operations and shall ensure that all material records, including, but not limited to, Customer Information, are backed up in a manner sufficient to survive any disaster or business interruption. These plans shall ensure that such resumption takes place as soon as commercially practicable and in no later than the resumption period provided in the applicable business resumption plan, as approved by Bank. Company shall make available to Bank copies of all such disaster recovery, business resumption, and contingency plans and shall make available to Bank copies of any changes thereto. Company shall periodically, and no less than annually, test such disaster recovery, business resumption, and contingency plans as may be appropriate and prudent in light of the nature and scope of the activities and operations of Company and its obligations hereunder. Company shall further facilitate and cooperate with any requests by Bank to participate in, monitor or audit the annual testing process of Company under this Section 10.5. A complete report of the results of such annual testing shall be promptly provided to Bank. To the extent material deficiencies are identified in the annual testing process of Company, Company shall remediate such deficiencies as soon as commercially practicable.
Section 10.6.    Force Majeure. Notwithstanding anything in this Agreement to the contrary, in the event that either Party fails to perform its obligations under this Agreement in whole or in part as a consequence of events beyond its reasonable control (including, without limitation, acts of God, fire, explosion, public utility (including the Internet) failure, accident, floods, embargoes, epidemics, pandemic, war, terrorist acts, nuclear disaster or riot), such failure to perform shall not be considered a breach of this Agreement during the period of such disability. In the event of any force majeure occurrence as set forth in this Section 10.6, the disabled Party shall use its best efforts to meet its obligations as set forth in this Agreement. The disabled Party shall promptly and in writing advise the other Party if it is unable to perform due to a force majeure event, the expected duration of such inability to perform and of any developments (or changes therein) that appear likely to affect the ability of that Party to perform any of its obligations under this Agreement in whole or in part. If a force majeure event continues for a period exceeding thirty (30)

consecutive Business Days then the other Party shall be entitled to terminate this Agreement without further liability.
Section 10.7.     Relationship of Parties; No Authority to Bind. Bank and Company agree they are independent contractors to each other in performing their respective obligations hereunder. Nothing in this Agreement or in the working relationship established and developed hereunder shall be deemed or is intended to be deemed, nor shall it cause, Bank and Company to be treated as partners, joint venturers or otherwise as joint associates for profit. Company understands and agrees that Company’s name shall not appear on any Loan Document as a maker of a Loan and that Bank shall be responsible for all decisions to make or provide a Loan. Company shall refer to Bank any written complaints concerning the accuracy, interpretation or legal effect of any Loan Document during the period that Bank owns the related Loan. Company shall not represent to anyone that Company has the authority or power to take any actions on behalf of Bank other than as expressly provided in the Program Documents and shall make no representations concerning Bank’s transactions except as Bank shall expressly authorize in writing or as provided in the Program Documents. Bank shall not have any authority or control over any of the management or employees of Company. Without limitation of the foregoing, Bank and Company intend, and they agree to undertake such mutually-agreed upon commercially reasonable actions as may be necessary or advisable to ensure, that: (a) each Program complies with applicable federal law guidelines regarding outsourcing of bank-related activities, installment loans, bank supervision and control and safety and soundness procedures; (b) Bank is the lender under applicable federal law standards and is authorized to export its South Dakota home-state interest rates and matters material to the rate under 12 U.S.C. § 1463(g); and (c) all activities related to the marketing and origination of a Loan are made by or on behalf of Bank as disclosed principal for any relevant regulatory, agency law and contract law purposes.
Section 10.8.    Severability. In the event that any part of this Agreement is ruled by a court, Regulatory Authority or other public or private tribunal of competent jurisdiction to be invalid or unenforceable, such provision shall be deemed to have been omitted from this Agreement. The remainder of this Agreement shall remain in full force and effect, and shall be modified to any extent necessary to give such force and effect to the remaining provisions, but only to such extent. In addition, if the operation of any Program or the compliance by a Party with its obligations set forth herein causes or results in a violation of an Applicable Law, the Parties agree to negotiate in good faith to modify such Program or this Agreement as necessary in order to permit the Parties to continue such Program in full compliance with Applicable Laws.
Section 10.9.     Successors and Assignment. This Agreement and the rights and obligations hereunder shall bind and inure to the benefit of the Parties hereto and their successors and permitted assigns. The rights and benefits hereunder are specific to the Parties and shall not be delegated or assigned without the prior written consent of the other Party. Nothing in this Agreement is intended to create or grant any right, privilege or other benefit to or for any person or entity other than the Parties hereto.

Section 10.10. Notices. All notices, requests and approvals required or permitted by this Agreement shall be in writing (including communication by electronic means) and addressed/directed to the other Party at the address /electronic mail (email) address below or at such other address/email address of which the notifying Party hereafter receives notice in conformity with this Section 10.10. All such notices, requests and approvals shall be deemed to have been duly given when delivered in person, by express or overnight mail delivered by a nationally recognized courier (delivery charges prepaid), by registered or certified mail (postage prepaid, return receipt requested), or when confirmation of receipt is made for any email or other electronic communication, to the respective Parties as follows, or as designated from time to time:
To Bank:        MetaBank, National Association
5501 S. Broadband Lane
Sioux Falls, SD 57108
Attn: [****]
Email: [****]

With a copy to:    [****]

To Company:        Oportun, Inc.
            Two Circle Star Way
            San Carlos, CA 94070
            Attn: Chief Operating Officer

With a copy to:    Oportun, Inc.
            Two Circle Star Way
            San Carlos, CA 94070
            Attn: Legal Department
            Email: [****]

Section 10.11.    Waiver; Amendments. The delay or failure of either Party to enforce any of the provisions of this Agreement shall not be construed to be a waiver of any right, power, or remedy of that Party. All waivers must be in writing and signed by both Parties. Alterations, modifications or amendments of a provision of this Agreement, including any exhibit and schedule attached hereto, shall not be binding and shall be void unless such alteration, modification or amendment is in writing and signed by authorized representatives of Company and Bank.
Section 10.12. Counterparts. This Agreement may be executed and delivered by the Parties hereto in any number of counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. The Parties agree that this Agreement and signature pages may be transmitted between them by electronic mail and that PDF signatures may constitute original signatures and that a PDF signature page containing the signature (PDF or original) is binding upon the Parties.

Section 10.13. Specific Performance. Certain rights which are subject to this Agreement are unique and are of such a nature as to be inherently difficult or impossible to value monetarily. In the event of a breach of this Agreement by either Party, an action at law for damages or other remedies at law would be inadequate to protect the unique rights and interests of the Parties. Accordingly, the terms of this Agreement shall be enforceable in a court of equity by a decree of specific performance or injunction. Such remedies shall, however, be cumulative and not be exclusive and shall be in addition to any other remedy which the Parties may have.
Section 10.14. Further Assurances. From time to time, and subject to the terms of this Agreement, each Party will execute and deliver to the other such additional documents and will provide such additional information as such other Party may reasonably require to carry out the terms of this Agreement.
Section 10.15. Entire Agreement. The Program Documents, including this Agreement and the documents executed and delivered pursuant hereto and thereto, constitute the entire agreement between the Parties with respect to the subject matter hereof and thereof, and supersede any prior or contemporaneous negotiations or oral or written agreements between the Parties hereto with respect to the subject matter hereof or thereof, except where survival of prior written agreements is expressly provided for herein.
Section 10.16. Survival. The terms of Sections 2.3(b), 2.4, 3.5, 4.3, 5.3, the wind-down-related provisions under Section 8, for the purposes of paying any compensation or expenses incurred prior to the termination date under Articles V and VI, Sections 8.2(i), 9.1, 9.2 and Article X as well as any related Exhibits and Schedules shall survive the termination or expiration of this Agreement, except as otherwise expressly provided.
Section 10.17. Referrals. Neither Party has agreed to pay any fee or commission to any agent, broker, finder or other Person for or on account of such Person’s services rendered in connection with this Agreement that would give rise to any valid claim against the other Party for any commission, finder’s fee or like payment.
Section 10.18. Interpretation. The Parties acknowledge that each Party and its counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting Party shall not be employed in the interpretation of this Agreement or any amendments thereto, and the same shall be construed neither for nor against either Party, but shall be given a reasonable interpretation in accordance with the plain meaning of its terms and the intent of the Parties.
Section 10.19.    Headings. Captions and headings in this Agreement are for convenience only, and are not deemed part of this Agreement.
Section 10.20.    Disputes.

(a)    In the event of any dispute, controversy or claim arising out of or relating to this Agreement or the construction, interpretation, performance, breach, termination, enforceability or validity thereof (hereinafter, a “Dispute”), the Party raising such Dispute shall notify the other promptly and no later than sixty (60) days from the date of its discovery of the Dispute.
(b)    The Parties shall cooperate and attempt in good faith to resolve any Dispute promptly by negotiating between persons who have authority to settle the Dispute and who are at a higher level of management than the relationship managers with direct responsibility for administration and performance of the provisions or obligations of this Agreement that are the subject of the Dispute. If such persons are unable to resolve the Dispute within [****], then the Dispute will be referred to the President of Bank and the Chief Executive Officer or other authorized officer of Company who will work together in good faith towards a resolution.
(c)    The proceedings contemplated by this Section 10.20 shall be as confidential and private as permitted by law. To that end, the Parties shall not disclose the existence, content or results of any proceedings conducted in accordance with this Section 10.20, and materials submitted in connection with such proceedings shall not be admissible in any other unrelated proceeding, provided, however, that this confidentiality provision shall not bar disclosures required by Applicable Laws.
(d)    The Parties agree that no services to be provided under this Agreement shall be disrupted as a result of any Dispute while such Dispute is pending between the Parties, except as otherwise provided herein.
Notwithstanding the foregoing, this Section 10.20 shall not limit a Party’s right to obtain any provisional remedy, including, without limitation, specific performance or injunctive relief from any court of competent jurisdiction, as may be necessary, in the sole discretion of the aggrieved Party, to protect its rights under this Agreement or to institute formal proceedings prior to the expiration of the time periods set forth in this Section 10.20 to preserve a superior position with respect to other creditors.

Section 10.21. Grant of Security Interest; Set Off. Company hereby grants to Bank a continuing security interest in all of Company’s accounts with Bank, the Performance Reserve Account, and the Risk Reserve Account, and all proceeds of the foregoing, to secure the payment and performance of the obligations of Company under this Agreement. Company agrees that it will not permit any lien to exist against any such accounts in favor of any party other than Bank. In addition, subject to Bank’s obligation to provide at least two (2) Business Days’ advance written or electronic notice to Company before debiting the Risk Reserve Account, Bank shall have the right to set off and apply against all obligations of Company to Bank not otherwise disputed in good faith by Company pursuant to Section 5.3(d) at any time (with concurrent written or electronic notice to Company) any and all deposits or other sums at any time credited by or owing from Bank to Company.

Section 10.22. Subcontracting.
(a)    Company may from time to time in its discretion retain the services of one or more Subcontractors and shall manage such Subcontractors in accordance with the Bank-approved Vendor Management Policy.

(b)     Exhibit K attached hereto is a true and complete list of all Subcontractors used by Company and approved by Bank as of the Effective Date in connection with performing Company’s obligations under this Agreement. Company shall obtain, or require any Program Critical Subcontractor to provide to Bank, all information regarding such Program Critical Subcontractor reasonably requested by Bank in connection with the Program except as may have otherwise been approved by Bank; provided, however, Company shall not be required to provide information in breach of its confidentiality obligations to a Program Critical Subcontractor. Company shall be responsible for obtaining a written agreement with each Program Critical Subcontractor, and such written agreements shall be available to Bank for review upon Bank’s request. Bank may in its sole and reasonable discretion deny approval of a Program Critical Subcontractor, or rescind its approval of a Program Critical Subcontractor by providing written notice to Company of such rescission in the event that Bank determines, in its sole discretion, that such Program Critical Subcontractor’s actions or failure to act has resulted or could result in (i) a material breach of the obligations of Company or Bank; (ii) a reputational risk to Bank or a threat to the safety and soundness of Bank; (iii) a material adverse impact to Loan Applicants or Borrowers; or (iv) a risk of an Information Security Incident. Promptly upon any such rescission, and unless a remediation plan acceptable to Bank is in place, except as may be modified by a Regulatory Authority, Company shall no longer utilize such Program Critical Subcontractor for any Programs.
(c)    Company shall establish and maintain at all times during the term of this Agreement a Bank-approved vendor management program consisting of policies and procedures detailing Company’s requirements with respect to the initial and periodic due diligence, approval, training and on-going monitoring, auditing and management of its Subcontractors (“Vendor Management Policy”). Company shall provide Bank a copy of its Vendor Management Policy and any subsequent amendments thereto, which shall be subject to Bank’s prior written approval, such approval not to be unreasonably withheld or delayed. Company shall onboard and oversee all Subcontractors retained in connection with the Program in compliance with its Vendor Management Policy and shall, within fifteen (15) days prior to the end of each quarter, provide Bank an updated list of its Program Critical Subcontractors, which list shall include the legal name, address, and tax identification number of the contracted Program Critical Subcontractor, together with a description of the services provided by such Program Critical Subcontractor and the type of Customer Information the Program Critical Subcontractor will have access to, store or process in connection with the Program. No less than annually, Bank shall be permitted to test, or test Company’s testing of, a random sampling of Program Critical Subcontractors retained by Company after the Effective Date in order to demonstrate compliance with the Vendor Management Policy.
(d)    Company shall notify Bank in writing of any changes in Program Critical Subcontractors at least thirty (30) days prior to entering into a contractual relationship with a new Program Critical Subcontractor and, except if a shorter termination period is advisable in Company’s discretion or as provided in the applicable Program Critical Subcontractor agreement, at least sixty (60) days prior to terminating any contractual relationship with any existing Program Critical Subcontractor. Company shall further promptly notify Bank in writing of any material changes in the scope or terms of any written agreement with any Program Critical Subcontractor.

(e)    Company shall be responsible for all fees and expenses of each Subcontractor, and shall remain liable for any services performed by any Subcontractor.

(f)    Company shall be responsible for ensuring that each Program Critical Subcontractor complies with the applicable terms of this Agreement and all Applicable Laws.

(g)    Company shall be responsible for ensuring that each Program Critical Subcontractor (i) holds and utilizes all Customer Information in accordance with the terms of this Agreement and Applicable Laws, (ii) does not transmit or otherwise convey any Customer Information to any Person other than Company, another Program Critical Subcontractor, or Bank, without the prior written approval of Bank, (iii) complies with the audit schedule and annual testing process consistently with Section 10.5(e) and Section 10.5(f) appropriate for the nature and scope of the activities of and the obligations to be performed by Company hereunder, except as may have otherwise been approved by Bank, including in accordance with the Bank-approved Vendor Management Policy; and (iv) maintains disaster recovery, business resumption, and contingency plans consistently with Section 10.5(f) appropriate for the nature and scope of the activities of and the obligations to be performed by Company hereunder, except as may have otherwise been approved by Bank, including in accordance with the Bank-approved Vendor Management Policy.
(h)    Subject to the confidentiality provisions of Section 10.4, Company shall deliver such evaluations and reports, and such other information as shall be reasonably requested by Bank (with such redactions as may be required to protect confidential information of third parties) to enable Bank to evaluate (i) Company’s oversight of Program Critical Subcontractors and (ii) Program Critical Subcontractors’ compliance with the term and conditions of its agreement with Company related to the services to be provided under this Agreement.

(i)    Bank acknowledges that agreements in place between Company and any Subcontractor as of the Effective Date are deemed approved and, notwithstanding any provision herein to the contrary, they are not required to conform to certain Subcontractor-specific terms of this Agreement until such time as such agreements are renewed or as may be otherwise approved by Bank, at which point any such renewed agreements must be in compliance with the terms and conditions applicable to Subcontractors under this Agreement. Notwithstanding the foregoing, Company acknowledges that any existing agreements between Company and any Subcontractor that do not conform to the terms and conditions otherwise applicable to Subcontractors hereunder must nevertheless comply with Applicable Laws.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have entered into this Agreement as of the date set forth above.
METABANK, NATIONAL ASSOCIATION

By:    _/s/ Jeff Aegerter_________________
    Name: Jeff Aegerter
    Title: Divisional President, Consumer Lending

Oportun, Inc.

By:    _/s/ Jonathan Coblentz_____________
    Name:    Jonathan Coblentz
    Title:    Chief Financial Officer